                                                                    EXHIBIT 10.1

         Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                             MANUFACTURING AGREEMENT


                                    between:


                             GILEAD SCIENCES, INC.,
                             a Delaware corporation;

                                       and


                           OSI PHARMACEUTICALS, INC.,
                             a Delaware corporation




                          Dated as of December 21, 2001

                                TABLE OF CONTENTS


                                                                                                   PAGE
ARTICLE 1             CERTAIN DEFINITIONS........................................................     2

ARTICLE 2             GOVERNANCE.................................................................     7
         2.1      General........................................................................     7
         2.2      Development Teams..............................................................     7

ARTICLE 3             API MATTERS................................................................     9
         3.1      Current Inventories............................................................     9
         3.2      Identification of Manufacturer.................................................    10
         3.3      API Technology Transfer........................................................    10
         3.4      Continuing Manufacture by Gilead...............................................    11
         3.5      Provision of APIs for Manufacture..............................................    12
         3.6      Mechanics......................................................................    12

ARTICLE 4             SCALE-UP; OTHER DEVELOPMENT................................................    12
         4.1      Scale-Up and Process Development...............................................    12
         4.2      Selection of Alternative Formulations..........................................    13
         4.3      Certain Royalty Obligations....................................................    13
         4.4      Other CMC Activities...........................................................    14
         4.5      Performance Under Work Plan and Budgets........................................    14
         4.6      Confidentiality of CMC Activities..............................................    14
         4.7      Reverse Engineering............................................................    14
         4.8      GS7836.........................................................................    15

ARTICLE 5             PLANNING; FORECASTS; ORDERS; CAPACITY......................................    15
         5.1      Clinical Supply................................................................    15
         5.2      Prelaunch Planning.............................................................    16
         5.3      Commercial Planning Forecasts..................................................    17
         5.4      Commercial Production Forecasts................................................    18
         5.5      Commercial Purchase Orders.....................................................    19
         5.6      Delivery.......................................................................    19

ARTICLE 6             MANUFACTURE; TESTING; QUALITY ASSURANCE AND LABELING RESPONSIBILITIES......    20
         6.1      Raw Material Specifications....................................................    20
         6.2      Production and Manufacturing Standards.........................................    20
         6.3      cGMP Compliance and QA Audits..................................................    20
         6.4      Change in Manufacturing Process Proposed by Gilead.............................    21
         6.5      Changes to Specifications......................................................    21
         6.6      Quality Control Samples and Methods............................................    22
         6.7      Records........................................................................    23

                                       i
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                                  (CONTINUED)

                                                                                                   PAGE
         6.8      Lot Failure....................................................................    23
         6.9      Rework or Reprocess............................................................    23
         6.10     Packaging and Labeling Responsibilities........................................    23
         6.11     Import Permits.................................................................    23
         6.12     Testing and Release............................................................    24

ARTICLE 7             DELIVERY; ACCEPTANCE AND REJECTION.........................................    24
         7.1      Shipping.......................................................................    24
         7.2      Shipments and Carrier..........................................................    24
         7.3      QC Samples; Documentation......................................................    24
         7.4      Shipping Insurance and Risk of Loss............................................    25
         7.5      Out-of-Specification Product...................................................    25

ARTICLE 8             REGULATORY ISSUES..........................................................    27
         8.1      Existing Filings...............................................................    27
         8.2      Rights of Reference to DMFs....................................................    28
         8.3      Regulatory Filings Currently Being Compiled....................................    29
         8.4      Additional Regulatory Approval Applications....................................    29
         8.5      Regulatory Activities..........................................................    30
         8.6      Compliance With Law............................................................    30
         8.7      Records........................................................................    31
         8.8      Governmental Inquiries.........................................................    31
         8.9      Stability Studies..............................................................    32
         8.10     Technical Agreement............................................................    32

ARTICLE 9             PRICE, INVOICING AND COSTS.................................................    32
         9.1      Costs of Clinical Supply.......................................................    32
         9.2      Price for Commercial Supply....................................................    33
         9.3      Pricing Discussion.............................................................    34
         9.4      Product Invoices...............................................................    35
         9.5      Failure to Order Minimum.......................................................    35
         9.6      Development Costs..............................................................    35
         9.7      Cost of Recalls, Product Withdrawals or Field Corrections......................    36
         9.8      Third-Party Royalties..........................................................    36
         9.9      Currency.......................................................................    36
         9.10     Late Payments..................................................................    36
         9.11     Taxes..........................................................................    36
         9.12     Financial Audits...............................................................    37

ARTICLE 10            MANUFACTURING RIGHTS.......................................................    37
         10.1     License to Gilead..............................................................    37
         10.2     Second Source for Liposomal Products...........................................    37
         10.3     Use of Product Source..........................................................    38
         10.4     Selection of Product Source....................................................    38

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                   PAGE
         10.5     Technology Transfer............................................................    39
         10.6     Maintenance of Process Confidentiality.........................................    39
         10.7     License to Product Source......................................................    40
         10.8     Inventoried Supply; Forecast Failure...........................................    40
         10.9     Supply Failure.................................................................    41
         10.10    Special Meeting After Supply Failure...........................................    42
         10.11    Use of Product Source after Supply Failure.....................................    42
         10.12    Elective Transfer of Manufacture by Gilead.....................................    43
         10.13    Continued Supply in Interim Period.............................................    43
         10.14    Loss of Second Source..........................................................    44
         10.15    GS7836.........................................................................    44

ARTICLE 11            INTELLECTUAL PROPERTY......................................................    45
         11.1     Ownership of Program Inventions................................................    45
         11.2     Confidentiality of Liposomal Inventions........................................    45
         11.3     License........................................................................    45
         11.4     No License; Covenant...........................................................    46

ARTICLE 12            COVENANTS..................................................................    46
         12.1     Mutual Covenants...............................................................    46
         12.2     Gilead Covenants...............................................................    46

ARTICLE 13            INDEMNIFICATION AND INSURANCE..............................................    47
         13.1     OSI Indemnification............................................................    47
         13.2     Gilead Indemnification.........................................................    47
         13.3     Procedure......................................................................    47
         13.4     Insurance......................................................................    48
         13.5     Limitation of Liability........................................................    48

ARTICLE 14            CONFIDENTIALITY............................................................    49
         14.1     Treatment of Confidential Information..........................................    49
         14.2     Authorized Disclosure..........................................................    49
         14.3     Publicity......................................................................    50
         14.4     Return of Confidential Information.............................................    50

ARTICLE 15            TERM AND TERMINATION.......................................................    50
         15.1     Term...........................................................................    50
         15.2     Termination for Breach.........................................................    50
         15.3     Effect of Termination..........................................................    51
         15.4     Survival.......................................................................    51
         15.5     Excluded Remedies..............................................................    52
         15.6     Additional Termination Rights..................................................    52

ARTICLE 16            DISPUTE RESOLUTION.........................................................    52

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                   PAGE
         16.1     Disputes.......................................................................    52
         16.2     Governing Law; Judicial Resolution.............................................    53
         16.3     Patent and Trademark Dispute Resolution........................................    53
         16.4     Industry Expert Panel Resolution of Certain Issues.............................    53
         16.5     Excluded Remedies..............................................................    54

ARTICLE 17            MISCELLANEOUS..............................................................    54
         17.1     No Representations.............................................................    54
         17.2     Knowledge......................................................................    54
         17.3     Governing Law..................................................................    55
         17.4     Venue and Jurisdiction.........................................................    55
         17.5     Notices........................................................................    55
         17.6     Assignment.....................................................................    56
         17.7     Parties in Interest............................................................    56
         17.8     Severability...................................................................    57
         17.9     Entire Agreement...............................................................    57
         17.10    Order of Precedence............................................................    57
         17.11    Waiver.........................................................................    57
         17.12    Amendments.....................................................................    57
         17.13    Counterparts...................................................................    58
         17.14    Interpretation of Agreement....................................................    58
         17.15    Maintenance of Records.........................................................    58
         17.16    Performance by Affiliates......................................................    58
         17.17    Force Majeure..................................................................    59
         17.18    Further Assurances; Covenant to Cooperate......................................    59

                             MANUFACTURING AGREEMENT

         This Manufacturing Agreement (the "Manufacturing Agreement") is entered into effective as of December 21, 2001 (the "Closing Date") between OSI PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at 58 South Service Road, Melville, New York, 11747 ("OSI"), and GILEAD SCIENCES, INC., a Delaware corporation with its principal offices at 333 Lakeside Drive, Foster City, California, 94404 ("Gilead"). OSI and Gilead are sometimes referred to herein individually as a "Party" and collectively as the "Parties", and references to "OSI" and "Gilead" shall include their respective Affiliates (as defined below).

                                    RECITALS

         OSI and Gilead are parties to the Asset Purchase Agreement (as defined below), which provides for the purchase by OSI of certain assets from Gilead, and for certain related transactions.

         Pursuant to the Asset Purchase Agreement and the Ancillary Agreements (as defined in the Asset Purchase Agreement), Gilead is, among other things, transferring, or granting certain rights in, the Products (as defined below, and which are, as of the Closing Date, in or expected soon to enter clinical trials) to OSI on the terms set forth in the Asset Purchase Agreement and the Ancillary Agreements.

         Gilead currently manufactures the Liposomal Products (as defined below), at least in part, using trade-secret and other proprietary technologies of Gilead not transferred to OSI pursuant to the Asset Purchase Agreement, and manufactures the remaining Product in a non-liposomal formulation, in each case at Gilead's manufacturing facilities in San Dimas, California, on a clinical scale.

         OSI desires to have the right to obtain supply of the Products from Gilead, on a clinical and, ultimately, on a commercial scale for each Product, and wishes to have the right to require Gilead to scale up to commercial scale the manufacturing process for each of the Products.

         Gilead and OSI may wish to develop alternative formulations of the Liposomal Products under certain circumstances in connection with the scale-up to commercial scale of the manufacturing processes therefor.

         While Gilead is willing, on the terms and conditions set forth herein, to continue to perform those aspects of manufacturing Products that involve the application of Gilead's proprietary technologies, the Parties wish for Gilead to transition responsibility for the manufacture of API (as defined below) for the Products to OSI or another entity.

         The Parties wish to provide for the logistics of their activities with respect to those Regulatory Approval Applications and Regulatory Approvals that relate to the Products.

                                    AGREEMENT

         The Parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

         Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement. As used herein, the following initially capitalized terms shall have the following meanings:

         1.1 "AFFILIATE" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Party, where "control", as used in this Section 1.1, means (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of legal entity or (b) that a legal entity or group of legal entities otherwise has the unilateral ability to direct the management of the entity, whether by contract or otherwise.

         1.2 "ALTERNATIVE FORMULATION" shall have the meaning given in Section 4.2.

         1.3 "ANTICIPATED LAUNCH DATE" shall have the meaning given in Section 5.2.

         1.4 "API" shall mean, (i) with respect to GS7904L, the thymidylate synthase inhibitor GW1843; (ii) with respect to GS7836, the compound referred to by Gilead as 4'-thio-ara-C; and (iii) with respect to NX211, lurtotecan.

         1.5 "API SOURCE" shall have the meaning given in Section 3.2.

         1.6 "ASSET PURCHASE AGREEMENT" shall mean that certain Asset Purchase Agreement between the Parties dated November 26, 2001.

         1.7 "BINDING AMOUNT" shall have the meaning given in Section
5.4(b)(ii).

         1.8 "CERTIFICATE OF ANALYSIS" shall mean, with respect to an ingredient or filled and finished product, an appropriately signed certificate of analysis stating the identity, strength, quality and purity of such ingredient or filled and finished product.

         1.9 "CMC" shall mean the Chemistry, Manufacturing and Controls portion of an IND or NDA.

         1.10 "CMC ACTIVITIES" shall mean activities for manufacturing process development, and the development of liposomal formulations of Liposomal Products, including without limitation manufacturing processes, method and process development, analytical methods associated therewith, scale-up, and stability studies of the sort typically included in a CMC.

         1.11 "CMC INFORMATION" shall mean data and information regarding the manufacture and/or characterization of any Liposomal Product (or Alternative Formulation) using the API for such Liposomal Product that Gilead regards as confidential or a trade secret and that would not be disclosed in the Certificate of Analysis for such Liposomal Product.

         1.12 "CMC ISSUE" shall mean any issue requiring knowledge of CMC Information for informed resolution.

         1.13 "COMMERCIAL LAUNCH" shall mean the first commercial sale of a Product to a Third Party.

         1.14 "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to a manufacturing obligation, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company would devote to a product of similar market potential, marketed by the manufacturer, based on conditions then prevailing.

         1.15 "CONFIDENTIAL INFORMATION" shall mean all Information, and other information and materials, received by either Party from the other Party pursuant to this Manufacturing Agreement, other than that portion of such information or materials that:

                  (a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

                  (b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party, as shown by written records predating such receipt;

                  (c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

                  (d) has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

                  (e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as demonstrated by competent written proof contemporaneous with such development.

                  Gilead's Confidential Information shall be deemed to include any information contained in a DMF for a Liposomal Product and all CMC Information, whether or not disclosed by Gilead to OSI and notwithstanding the fact that Gilead shall not be required hereunder to disclose either of the foregoing to OSI.

         1.16 "CONTROL" shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

         1.17 "DELIVERY DATE" shall mean the delivery date requested by OSI in a Purchase Order with respect to a given quantity of a Product.

         1.18 "DELIVERY FORECAST" shall mean, with respect to a particular time period, the quantity of a Product for which OSI forecasts it will request delivery during such time period.

         1.19 **

         1.20 "DMF" shall mean a Type 2 Drug Master File or a filing with a Regulatory Authority outside the United States serving a purpose equivalent to that of a Type 2 Drug Master File in the United States, such that manufacturing information may be filed by a manufacturer in such country in a manner that remains confidential from the holder of the remaining portions of the Regulatory Approval Application or Regulatory Approval for the same pharmaceutical, as applicable.

         1.21 "EXISTING FILINGS" shall have the meaning given in Section 8.1(b).

         1.22 "FCA" shall mean "Free Carrier," as provided for in the Incoterms 2000 promulgated by the International Chamber of Commerce.

         1.23 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

         1.24 "FTE" shall mean an annualized, full-time equivalent employee or consultant of Gilead.

         1.25 "FULLY BURDENED COSTS" shall have the meaning given in Section 9.2(a).

         1.26 "GOOD MANUFACTURING PRACTICES," "GMP" and "cGMP" shall mean the respective good manufacturing practices required by relevant Regulatory Authorities for the manufacture and testing of Products in effect at a particular time.

         1.27 "GAAP" shall mean generally accepted accounting principles in the United States.

         1.28 "GS7904L" shall mean the liposomal formulation of the thymidylate synthase inhibitor GW1843 that is the subject of Clinical Trial Exemption CTX #16807/008/A in the United Kingdom, or such Alternative Formulation of such compound as OSI may select as set forth in Article 4.

         1.29 "GS7836" shall mean the formulation of the compound referred to by Gilead as 4'-thio-ara-C that is the subject of Canadian IND Control #072975.

         1.30 "IND" shall mean an Investigational New Drug application.

         1.31 "INDUSTRY EXPERT" shall have the meaning given in Section 16.4.

         1.32 "INFORMATION" shall mean techniques and data specifically relating to the process development, manufacture or characterization of any Product, including, but not limited to,

--------------
** This portion has been redacted pursuant to a confidential treatment request.

inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data, analytical and quality control data), regulatory submissions, correspondence and communications.

         1.33 "INVENTIONS" shall mean inventions, discoveries, trade secrets and other know-how, information (including without limitation Information) or developments, together with all intellectual property rights therein (including without limitation Patents claiming any such inventions).

         1.34 "LABELING AND PACKAGING SPECIFICATIONS" shall mean such specifications for labeling and packaging of each Product for shipment to OSI as the Development Team for such Product may agree. The Development Team may agree to multiple Labeling and Packaging Specifications for a particular Product for different countries in which OSI will sell such Product.

         1.35 "LIPOSOMAL INVENTIONS" shall have the meaning given in Section 11.1(b).

         1.36 "LIPOSOMAL PRODUCT" shall mean NX211 or GS7904L.

         1.37 "LOT" shall mean a single production run of a Product.

         1.38 "MANUFACTURING DEFECT" shall mean, with respect to a specimen of a Product, a failure of that specimen to conform to the Specification for such Product. With respect to a specimen of a Product manufactured using API supplied by OSI to Gilead hereunder, Manufacturing Defects shall exclude any such failure to conform to the relevant specification that results from a failure of the API to conform to the relevant specifications therefor at the time of delivery to Gilead.

         1.39 "NDA" shall mean a New Drug Application for Regulatory Approval filed in the United States.

         1.40 "NX211" shall mean that liposomal formulation of lurtotecan that is the subject of IND #58,163, or such Alternative Formulation of lurtotecan as the Parties may develop as set forth in Article 4.

         1.41 "PATENT" shall mean (i) unexpired letters patent (including inventor's certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

         1.42 "PERIOD COST" shall have the meaning given in Section 5.3(c).

         1.43 "PLANNING FORECAST" shall have the meaning given in Section
5.3(a).

         1.44 "PRODUCT" shall mean any of NX211, GS7904L, or GS7836.

         1.45 "PRODUCT SOURCE" shall mean a second source manufacturer to which manufacture of a Liposomal Product is transferred or to be transferred as set forth in Article 10. In no event shall Gilead be deemed a Product Source hereunder.

         1.46 "PROGRAM INVENTIONS" shall mean Inventions that are made, conceived, reduced to practice, developed, or otherwise generated in whole or in part by either Party or by the Parties jointly in the course of performance under this Manufacturing Agreement.

         1.47 "PURCHASE ORDER" shall mean a purchase order from OSI to Gilead hereunder for a quantity of any Product.

         1.48 "QA" shall mean quality assurance.

         1.49 "QC" shall mean quality control.

         1.50 "REGULATORY APPROVAL" shall mean any approvals (including supplements, amendments, pre- and post-approvals and pricing approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

         1.51 "REGULATORY APPROVAL APPLICATION" shall mean an application for Regulatory Approval or to conduct a clinical trial of a Product in a regulatory jurisdiction.

         1.52 "REGULATORY AUTHORITY" shall mean the FDA or any foreign counterpart thereof in a country in which OSI is clinically developing any Product or marketing any Product.

         1.53 "REGULATORY REQUIREMENTS" shall mean, with respect to a particular Product, the regulatory requirements applicable to the manufacture, use, advertising, promotion or sale of such Product in any regulatory jurisdiction.

         1.54 "REQUIRED" shall have the meaning given in Section 6.5.

         1.55 "SINGLE CONFIDANT" shall mean one (1) OSI representative who shall be permitted to be present to observe any discussions between Gilead and the FDA that are specific to Products, provided that such representative has first entered into a confidentiality agreement with Gilead in accordance with Section
8.8. Gilead shall notify OSI in advance of any such meeting at which Gilead reasonably believes that it may disclose CMC Information in the course of any such discussion.

         1.56 "SIX-MONTH SUPPLY" shall mean, with respect to the inventory of a Liposomal Product in OSI's possession or control at a given time, a quantity of such Liposomal Product equal to the amount that OSI has forecasted pursuant to
Section 5.4(a) to have delivered to it hereunder in the six (6) months calendar months following the date that is six (6) months after the date upon which the Six-month Supply is determined, in the most recent Product Forecast covering such time period.

         1.57 "SPECIFICATIONS" shall mean, with respect to each Product in a given regulatory jurisdiction, the specifications for such Product in such regulatory jurisdiction set forth in Appendix A, as it may hereafter be amended from time to time pursuant to Section 6.5. Appendix A contains multiple sets of Specifications, one for each Product.

         1.58 "SUPPLY FAILURE" shall have the meaning given in Section 10.9.

         1.59 "TERM" shall mean the term of this Manufacturing Agreement, as determined in accordance with Article 15.

         1.60 "THIRD PARTY" shall mean an entity other than Gilead, OSI, or an Affiliate of either of them.

         1.61 "TRANSFER PRICE" shall have the meaning given in Section 9.2.

         1.62 "TRANSFERRED PRODUCT RIGHTS" shall mean those rights under Patents and Information relating to the Products transferred or granted to OSI pursuant to the Asset Purchase Agreement and pursuant to the Ancillary Agreements themselves delivered pursuant to the Asset Purchase Agreement.

         1.63 "WORK PLAN AND BUDGET" shall have the meaning given in Section
4.1.

                                   ARTICLE 2

                                   GOVERNANCE

         2.1 GENERAL.

         Due to the long-term nature of the supply arrangements contemplated hereunder, and to the ongoing development of certain of the Products and the manufacturing processes therefor, the Parties wish to facilitate regular and efficient communication between themselves regarding their activities and issues relating to the manufacture and supply of Products hereunder. To such end, for each Product, the Parties will establish a Development Team in accordance with this Article 2 to oversee and coordinate the Parties activities hereunder with respect to such Product.

         2.2 DEVELOPMENT TEAMS.

                  (a) FORMATION. Within thirty (30) days after the Closing Date, OSI and Gilead shall establish a Development Team for each Product.

                  (b) MEMBERSHIP. OSI and Gilead each shall designate two (2) representatives with appropriate expertise to serve as members of each Development Team. Each Party shall select one (1) person appointed by it to each Development Team to serve as co-chair of such Development Team. Either Party may designate substitutes for its Development Team representatives to participate if one or more of such Party's designated representatives is unable to be present at a meeting. A Party may replace its representatives serving on a Development Team from time to time by written notice to the other Party specifying the prior representative(s) to be replaced and the replacement(s) therefor. Each Development Team will have the power to form working groups with appropriate representation from the Parties and appropriate Third Parties bound by obligations of confidentiality and non-use of information no less stringent than those set forth in Article 14. The co-chairpersons of each Development Team shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

         (c) MEETINGS. Each Development Team shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every three (3) months. The Development Team shall meet alternately at (i) OSI's facilities in Melville, New York or Boulder, Colorado, and (ii) Gilead's facilities in San Dimas, California, or at such locations as the Parties may otherwise agree. With the consent of the representatives of each Party serving on a Development Team, other representatives of each Party or of Third Parties involved in the manufacture, development or commercialization of the Products may attend meetings of such Development Team as nonvoting participants. Meetings of the Development Team may be held by audio or video teleconference with the consent of each Party, provided that at least two (2) meetings per year shall be held in person. Each Party shall be responsible for all of its own expenses of participating in the Development Teams. Meetings of a Development Team shall be effective only if at least one (1) Development Team member representing each Party is present or participating. The co-chairpersons within each Development Team will alternate responsibility for preparing minutes of such Development Team's meetings, which minutes will not be finalized until the co-chairperson thereof that did not prepare such minutes reviews and confirms the accuracy of such minutes in writing.

         (d) DECISION-MAKING. Each Development Team shall operate by consensus. With respect to matters to be discussed by the Development Team, the representatives of each Party shall present a unified position on behalf of such Party. In the absence of consensus of Development Team members with respect to any matter before the Development Team, such matter shall be deemed not to have been approved by the Development Team. Notwithstanding the foregoing, if it is unable to reach consensus as to (i) a matter directly relating to API manufacture by OSI or a Third Party after completion of technology transfer hereunder relating thereto, or (ii) Labeling and Packaging Specifications, the Development Team shall adopt OSI's position on such issue; provided that OSI's position is consistent with Gilead's capabilities, GMP and other applicable laws, rules, regulations and requirements of Regulatory Authorities.

         (e) SPECIFIC RESPONSIBILITIES. In addition to its overall responsibility for overseeing the Parties' activities with respect to the Product under this Manufacturing Agreement, the Development Team shall in particular:

                  (i) Establish Additional Support Plans and Budgets (as defined in Section 3.3) in accordance with Section 3.3;

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                  (ii) Decide on API supply procedures to be used by the Parties in accordance with Section 3.6;

                  (iii) Establish Work Plans and Budgets as provided in this Manufacturing Agreement;

                  (iv) Discuss any Proposed Specification Changes in accordance with Section 6.5;

                  (v) Determine Labeling and Packaging Specifications;

                  (vi) Oversee and coordinate regulatory activities in accordance with Article 8; and

                  (vii) Engage in such other activities as are specifically set forth for the Development Teams elsewhere in this Manufacturing Agreement.

         (f) LIMITED AUTHORITY. The Development Team shall have only those powers set forth for it herein, and (without limiting the generality of the foregoing) shall not have any power to amend, modify or waive compliance with this Manufacturing Agreement.

         (g) MEETING AGENDAS. Each Party will disclose to the other Party its final agenda items along with appropriate related Information at least five (5) business days in advance of each meeting of the Development Team.

                                   ARTICLE 3

                                   API MATTERS

         3.1 CURRENT INVENTORIES.

         Ownership of the current (as of the Closing Date) inventories of API for each Product (the "API Inventories") is transferring from Gilead to OSI pursuant to the Asset Purchase Agreement. However, physical possession of the API Inventories has remained with Gilead. At OSI's request, Gilead shall transfer the API Inventories or a portion thereof to OSI or a Third Party. Gilead shall use the API Inventories to manufacture the Products in accordance with this Manufacturing Agreement. To the extent requested by OSI, throughout the Term with respect to each Product, Gilead shall maintain inventories of the API for such Product in accordance with its inventory practices for its own products, subject to OSI providing sufficient quantities of the relevant APIs for Gilead to do so once Gilead is, pursuant to Section 3.4, no longer required to manufacture such API. For clarity, Gilead's projected costs to maintain API inventories for finished Product manufacture (i) for clinical supply shall be included in the applicable Work Plans and Budgets covering clinical supply responsibilities, and (ii) for commercial supply shall be included in any calculation of Gilead's projected Fully Burdened Cost to manufacture the relevant Product pursuant to Section 9.2(a). Title and risk of loss

                                      -9-
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relating to all such API inventories shall remain with OSI notwithstanding
Gilead's physical possession of such inventories.

         3.2 IDENTIFICATION OF MANUFACTURER.

                  As soon as is reasonably practicable after the Closing Date, and in any event no later than one hundred twenty (120) days after such date, OSI shall identify to Gilead the entity to which OSI wishes for Gilead to transfer the manufacturing process for the API of each Product, whether this be OSI, an OSI Affiliate or a Third Party (such entity chosen by OSI for a particular Product, the "API Source" therefor). Notwithstanding the foregoing, within forty-five (45) days after the Closing Date, (i) with respect to GS7836, OSI shall make every reasonable effort to identify the API Source therefor, and
(ii) with respect to NX211, shall notify Gilead in writing whether OSI intends to engage either of Gilead's current contract manufacturers for the NX211 API as OSI's API Source therefor. OSI shall specify one (1) API Source per Product, and Gilead shall only be required to perform technology transfer as set forth below to one API Source per API for a Product.

         3.3 API TECHNOLOGY TRANSFER.

                  Once an API Source has been identified for a particular API and in consultation with the relevant Development Team, Gilead shall perform technology transfer activities to enable such API Source to manufacture API per Gilead's current process for such manufacture, as well as all process development currently underway and QA or QC technology currently used by Gilead for such API. Pursuant to the Asset Purchase Agreement, Gilead has assigned to OSI the Specified Know-How (as defined in the Asset Purchase Agreement) and has executed and delivered Ancillary Documents pursuant to which certain patents and other intellectual property rights relating to the manufacture of APIs were assigned, licensed and/or sublicensed to OSI. OSI shall grant an appropriate license or sublicense to each API Source as required to permit the API Source to manufacture the relevant API. Gilead's technology transfer activities in accordance with this Section 3.3 shall be at **. Gilead shall not be required to devote more than ** total (i.e. the equivalent of ** over the course of a year, which shall be provided by the efforts of a great number of Gilead people over a shorter period of time, consistent with the following sentence) to technology transfers relating to the manufacturing processes and analytical release testing for the APIs in accordance with this Section 3.3, with any additional FTE time agreed by the Parties being at the expense of OSI pursuant to a Work Plan and Budget. The Parties shall use their commercially reasonable efforts to complete such technology transfer within six (6) months after OSI identifies each API Source, and all such activities will be complete within twelve (12) months after the Closing Date; provided, however, that if OSI reasonably requires additional technology transfer assistance with respect to any API after twelve (12) months after the Closing Date but prior to eighteen
(18) months after the Closing Date (the "Additional Support Period"), Gilead shall provide reasonable amounts of such assistance to OSI on a consulting basis pursuant to a written plan and budget approved by the applicable Development Team (an "Additional

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                                      -10-

Support Plan and Budget") at **. Any Additional Support Plan and Budget shall be treated as a Work Plan and Budget for all purposes under this Manufacturing Agreement other than with respect to the rate at which Gilead shall charge OSI for any time of Gilead people devoted to performing under an Additional Support Plan and Budget, which rate is as stated in the foregoing sentence. Gilead shall not be required to provide any additional technology transfer support services after the expiration of the Additional Support Period.

         3.4 CONTINUING MANUFACTURE BY GILEAD.

                  (a) GS7836. If OSI, despite prioritizing and using commercially reasonable efforts to establish itself or a Third Party as the API Source for GS7836 such that it or such Third Party is capable of manufacturing ** of such API in a manner compliant with GMP, reasonably believes on February 1, 2002 that it will be unable to so establish an API Source prior to March 31, 2002 by the continued application of such efforts, it shall so notify Gilead and Gilead shall manufacture ** of approximately ** of such API pursuant to a Work Plan and Budget agreed by the applicable Development Team.

                  (b) GS7904L. As the API Inventory of the API for GS7904L is currently projected to be sufficient to meet the needs of the clinical program for such Product for up to nine (9) months after the Closing Date, the Parties anticipate that technology transfer to an API Source for such API should be completed prior to the time OSI needs ** of such API to be produced to accommodate its requirements for clinical supply of finished GS7904L. Therefore, the Parties do not currently anticipate it will be necessary for Gilead to manufacture any further batches of the API for GS7904L, and Gilead shall not be required to manufacture any additional quantities of such API hereunder unless the Parties otherwise agree in writing. However, if despite the application of OSI's commercially reasonable efforts to establish an API Source for such API reasonably in advance of the time ** required by OSI has not yet established an API Source therefor, Gilead shall manufacture ** of such API prior to twelve
(12) months after the Closing Date pursuant to a Work Plan and Budget agreed by the Development Team.

                  (c) NX211. Gilead has in place relationships with contract manufacturers for the manufacture of the API for NX211, and shall continue to have manufactured such API by such contract manufacturers, and to test and release quantities of such API provided by such contract manufacturers, for a period extending until no later than twelve (12) months after the Closing Date, or such sooner time as technology transfer relating to such API is completed. Gilead will attempt to facilitate OSI's entering into relationships with Gilead's existing suppliers for supply of such API. To the extent OSI pursues such a relationship with either such supplier, then, given that each such supplier is already familiar with the manufacturing process for such API, the Parties' technology transfer responsibilities pursuant to Section 3.3 with respect to such API shall be focused on the transfer of analytical methods for its testing and release.


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         3.5 PROVISION OF APIS FOR MANUFACTURE.

                  Once the activities required by Sections 3.3 and 3.4 are complete, Gilead shall have no further responsibility for the manufacture of, process development for, or QA or QC of the Product APIs. Thereafter, OSI shall be responsible to procure and supply to Gilead quantities of API sufficient for the manufacture of each Product by Gilead for supply to OSI hereunder.

         3.6 MECHANICS.

                  The Development Team for each Product shall agree to the specific procedures the Parties will follow to coordinate the supply by OSI to Gilead of quantities of API for each Product and ensure timely supply to Gilead of sufficient quantities of API to timely manufacture and supply finished Products to OSI hereunder.

                                   ARTICLE 4

                           SCALE-UP; OTHER DEVELOPMENT

         4.1 SCALE-UP AND PROCESS DEVELOPMENT.

                  Gilead currently manufactures the Products at a clinical scale. Gilead is willing to perform the process development in order to scale-up to commercial scale the manufacturing process for each Product, and any validation or analytical development relating thereto as further specified herein, and has certain such activities underway as of the Closing Date. Within ninety (90) days after the Closing Date, the Development Team for each Product shall meet to begin developing a mutually agreed work plan including an events timeline and an FTE budget for the activities it describes (a "Work Plan and Budget") for the scale-up to commercial scale of the manufacturing process for the relevant Product in its current (as of the Closing Date) formulation. The Development Teams shall work in good faith to develop such Work Plans and Budgets, and Gilead shall agree to devote up to ** per Product per year to such activities. Gilead's budgets for ongoing process development activities that it plans to conduct in the ninety (90) day interim period before the Development Teams meet to set such Work Plans and Budgets are set forth in Appendix D. Because the Parties do not wish to interrupt such ongoing activities, such budgets shall be treated, for purposes of Section 9.6, as Work Plans and Budgets covering time periods prior to the time the Development Teams are able to meet and set Work Plans and Budgets for further development activities as described under this Section 4.1.

         4.2 SELECTION OF ALTERNATIVE FORMULATIONS.

                  Gilead has available, as of the Closing Date, alternative liposomal formulations of the APIs for the Liposomal Products (each, an "Alternative Formulation") and in some cases preclinical data regarding the Alternative Formulations (the "Alternative Formulation


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                                      -12-

Data"). The Alternative Formulation Data shall exclude any CMC Information regarding any Alternative Formulation. If it is not economically feasible to manufacture a Product at commercial scale using the current (as of the Closing
Date) liposomal formulation for such Product, as reasonably determined by the Development Team for such Liposomal Product, then OSI shall have the right to review the Alternative Formulation Data for the Alternative Formulations for such Liposomal Product to determine whether OSI wishes to develop and scale-up to commercial scale an Alternative Formulation in lieu of such Liposomal Product as currently formulated. The Development Team shall review the relevant Alternative Formulation Data, as well as other information relevant to OSI's decision whether it wishes to proceed with an Alternative Formulation. If OSI decides to proceed with an Alternative Formulation, then the Development Team shall establish a Work Plan and Budget for the development and scale-up of the manufacturing process for such Alternative Formulation. Gilead shall agree to devote up to ** per Product for which OSI selects an Alternative Formulation per year to such activities. For clarity and without limiting the definition set forth in Section 1.15, the Alternative Formulation Data shall be deemed to be the Confidential Information of Gilead, and OSI shall not use the Alternative Formulation Data for any purpose other than the development of the relevant Product hereunder.

         4.3 CERTAIN ROYALTY OBLIGATIONS.

                  If Gilead reasonably believes that any change in the manufacturing process for a Liposomal Product developed pursuant to Section 4.1, or the selection of an Alternative Formulation for a Product pursuant to Section 4.2, would make the relevant Liposomal Product subject to a royalty payment obligation on sale of such Liposomal Product to OSI hereunder pursuant to the **, then Gilead shall (i) consider whether such change in process or Alternative Formulation is desirable for the Product in a manner consistent with the way Gilead would consider such issue for one of its own products, (ii) notify OSI whether such a royalty obligation would be triggered by making such change in process or selecting such Alternative Formulation, and (iii) make a recommendation to OSI whether Gilead advises adopting such change in process or Alternative Formulation for reasons relating to manufacturing efficiency, quality of Product or other technical reasons. OSI shall promptly thereafter advise Gilead in writing whether OSI wishes to proceed with such change in process or Alternative Formulation.

         4.4 OTHER CMC ACTIVITIES.

                  The Development Team for each Product may from time to time discuss other development activities relating to the formulation and manufacturing process for each Product and may agree to Work Plans and Budgets to govern any such additional activities.


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                                      -13-

         4.5 PERFORMANCE UNDER WORK PLAN AND BUDGETS.

                  Gilead shall devote the FTEs called for in each Work Plan and Budget agreed by a Development Team to performing the activities set forth therein in a professional manner, and shall seek in so doing to meet the timelines set forth in such Work Plan and Budget. Gilead may devote ** called for under any Work Plan and Budget (whether established pursuant to this Article 4 or in accordance with the other provisions of this Manufacturing Agreement) without approval from the relevant Development Team or OSI. The Parties recognize that the nature of the CMC Activities is such that timing and achievement of particular events is inherently uncertain, and Gilead shall be deemed to be in compliance with a Work Plan and Budget so long as Gilead commits the resources set forth therein to performing the tasks set forth therein. Gilead shall submit quarterly reports of its activities under the Work Plans and Budgets established hereunder at a level of detail to be determined by the Development Teams, which level shall, in any event, be consistent with the level of detail Gilead uses for its internal accounting purposes and with Section 4.6. OSI may engage a Third Party reasonably acceptable to Gilead and bound in writing to Gilead by obligations of confidentiality and non-use equivalent in scope to those set forth in Article 14 to verify Gilead's devotion of the FTE and other resources called for under any Work Plan and Budget at any time within two (2) years after the time period to which such Work Plan and Budget relates.

         4.6 CONFIDENTIALITY OF CMC ACTIVITIES.

                  The Parties recognize that CMC Activities involve the application of technology of Gilead protected by Gilead as trade secret information. The Parties intend that Gilead shall not be required to disclose its CMC Information to OSI notwithstanding anything else to the contrary in this Manufacturing Agreement.

         4.7 REVERSE ENGINEERING.

                  Except as permitted pursuant to Article 10 with respect to the establishment of a Product Source in accordance with such Article, OSI shall not develop or reproduce (or attempt to do either) the process for manufacturing any finished Liposomal Product using API, or otherwise deduce the CMC Information for any Liposomal Product, and shall not engage a Third Party to do any of the foregoing.

         4.8 GS7836.

                  The Parties recognize that the manufacture and formulation of finished GS7836 does not involve the application of Gilead's proprietary liposomal technologies. Therefore, OSI may elect to have a Third Party, rather than Gilead, perform the development activities described in this Article 4 with respect to GS7836. If OSI elects to have a Third Party perform such activities, then the Parties will not enter into Work Plans and Budgets for the same


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                                      -14-
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activities hereunder. OSI's right to transfer responsibility for manufacturing
GS7836 (as opposed to process development) is set forth in Section 10.15.

                                   ARTICLE 5

                      PLANNING; FORECASTS; ORDERS; CAPACITY

         5.1 CLINICAL SUPPLY.

                  (a) DEVELOPMENT PLANS. OSI shall share with the Development Team for each Product plans for the clinical development of such Product in sufficient detail to convey OSI's estimated requirements for such Product prior to its Commercial Launch. OSI shall regularly update such plans as OSI revises its clinical programs for Products. Such plans will be used by the Development Team for planning purposes to establish Work Plans and Budgets for the clinical supply of the relevant Product each year.

                  (b) FORECASTS, PURCHASE AND SUPPLY. As part of the Work Plans and Budgets for clinical supply, each Development Team shall monthly establish rolling, ** forecasts of quantities of the relevant Product for supply to OSI for use in clinical trials. Such forecasts shall be stated in a number of Lots of the relevant Product, with each such Lot being of the batch size set forth for such Product in Appendix B (or such other batch size for such Product as the relevant Development Team may subsequently agree). The first ** of each such forecast shall constitute firm orders, and OSI shall place a Purchase Order with Gilead for the amounts forecasted in the first ** of each such rolling forecast in accordance with the relevant Work Plan and Budget. (For clarity, this means that on an ongoing basis when the Development Team makes a monthly update to the rolling forecast for the applicable Product, OSI shall place a Purchase Order for month ** of the updated forecast, the first ** already being covered by previous OSI Purchase Orders).

                  (c) CLINICAL BATCHES. The Parties recognize and agree that, due to the early stage in development of manufacturing processes for products still in preclinical development or in clinical trials, batch failures (meaning a nonconformity of a batch of a particular product to the specifications therefor at any stage in the manufacturing process) may occur in Gilead's manufacture of Products for supply to OSI as clinical supplies hereunder, and that such batch failures are an inherent risk associated with products in this stage of development. If such a batch failure occurs, Gilead shall schedule a new manufacturing run to replace the failed batch as soon as is reasonably practicable and shall not be in breach of this Manufacturing Agreement if it fails to meet the original Delivery Date for the shipment affected by the failed batch. Gilead's Development Costs associated with manufacturing any failed batch shall be paid to Gilead by OSI in the same manner as all other Development Costs (as provided in Section 9.6). After any clinical batch failure, Gilead shall, in consultation with the applicable Development Team, schedule a new production run to replace the failed batch as soon as is reasonably practicable. For ** per year per Product, the Development Team for such Product


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                                      -15-
shall not be required to amend the Work Plan and Budget then in effect to specifically allow a production run to manufacture quantities of the Product required to replace the failed **, and Gilead's Development Costs to manufacture ** of such Product to replace the failed ** shall be deemed to have been included in the applicable Work Plan and Budget and paid to Gilead by OSI in accordance with Section 9.6 in addition to any amounts due to Gilead for production of the failed **. If there is more than ** of a Product in a calendar year, then the applicable Development Team shall meet to revise the applicable Work Plan and Budget to accommodate additional production runs as desired by the Parties, and Gilead shall not be required to supply quantities of the relevant Product that were to come from the batch that failed unless the Development Team so amends the applicable Work Plan and Budget.

         5.2 PRELAUNCH PLANNING.

                  In order to facilitate the orderly and efficient commencement of the commercial supply of each Product hereunder in relation to the timing of OSI's Commercial Launches of Products, OSI will communicate and consult with Gilead regarding OSI's plans for the timing for Commercial Launch of each Product. No later than ** prior to the anticipated date of Commercial Launch provided in OSI's development and launch plan for each Product (each, an "Anticipated Launch Date"), OSI shall submit to Gilead an initial Delivery Forecast for such Product for the time period beginning on the Anticipated Launch Date for such Product and ending on the ** anniversary of such date, on a monthly basis (the "Initial Forecast" for such Product), which Delivery Forecast shall be based on OSI's good faith estimate of the quantities of such Product of which it would need to receive delivery during such time period. No later than ** prior to the Anticipated Launch Date for such Product, OSI shall submit to Gilead OSI's revised Delivery Forecast covering the period covered by the Initial Forecast and through the end of the calendar year (the "Updated Forecast"). The Updated Forecast shall be treated as a Production Forecast for the ** thereof. Any remaining months of an Updated Forecast shall be for informational purposes, and OSI shall include its good faith projection of its requirements for such months of an Updated Forecast.

         5.3 COMMERCIAL PLANNING FORECASTS.

                  (a) On or before August 1 of each year beginning in the year of Commercial Launch for each Product, OSI shall provide to Gilead a separate Delivery Forecast for each Product on a calendar quarterly (or, where reasonably possible, monthly) basis for the ** period beginning on January 1 of the next calendar year (each, a "Planning Forecast"). ** The aggregate Delivery Forecast for a particular Product for the first calendar year of a Planning Forecast may not vary by more than ** from the Delivery Forecast for such Product for such calendar year in the previous Planning Forecast for such Product. Delivery Forecasts for a particular Product for the second calendar year of a Planning Forecast may not vary by more than ** from the Delivery Forecast for such Product for such calendar year in the previous Planning Forecast for such Product, in each case unless otherwise agreed in writing by Gilead.


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                                      -16-
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                  (b) Gilead will use each Planning Forecast for facilities, personnel and budget-planning purposes. If, for **, the sum of OSI's Purchase Orders requesting delivery hereunder in a particular calendar year for all Products taken together exceeds the aggregate quantities of Products set forth in OSI's Planning Forecast for such calendar year delivered on or before the August 1 preceding such calendar year by ** or more, then the Parties will discuss in good faith plans for Gilead to arrange for additional capacity for the manufacture of Products hereunder at **. Unless the Parties agree in writing to so expand capacity for the manufacture of Products for supply to OSI, Gilead shall not be required to supply to OSI aggregate quantities of Products in excess of such ** limit.

                  (c) If OSI places Purchase Orders (pursuant to Section 5.5) for less of a particular Product in any calendar year than is set forth in the aggregate quantity forecasted for such calendar year in the final Planning Forecast therefor (i.e. the Planning Forecast for such Product provided no later than August 31 of the preceding calendar year) (such aggregate quantity, the "Minimum" for such calendar year), then Gilead shall use reasonable efforts to re-allocate the unutilized portion of any capacity and any other resources allocated to production of such Product for OSI and to cancel any cancelable obligations related thereto. OSI shall promptly reimburse Gilead for the costs of any such resources (but excluding capacity) that are not re-allocated or obligations that are not canceled, in each case by application of such efforts. As relates to the costs associated with OSI ordering less than the Minimum, if the amount of a particular Product actually ordered by OSI for delivery is less than ** of the Minimum for such Product for such year, then OSI shall bear a "Period Cost" charge equal to those of Gilead's indirect and/or overhead costs associated with manufacturing such Product for OSI that are under-absorbed as a result of OSI ordering less than had been projected at the time the Transfer Price was set.

                  (d) If OSI orders amounts of a given Product in a calendar year in excess of the Delivery Forecast therefor in the final Planning Forecast for such calendar year (i.e. the Planning Forecast for such Product provided no later than August 31 of the preceding calendar year), then Gilead **.

         5.4 COMMERCIAL PRODUCTION FORECASTS.

                  (a) No later than the first business day of each calendar month (beginning, for each Product, within ** after the Updated Forecast is due for such Product), OSI shall provide Gilead with written notice of its Delivery Forecast for each Product on a monthly basis for the ** period beginning with the ** after such calendar month ("Production Forecast"). ** Production Forecasts will be stated in numbers of vials of each Product, and each monthly forecast shall be expressed in multiples of a standard production batch size (or
Lot) notified OSI by Gilead in writing from time to time and set forth or updated at the times of such notices on Appendix B. Gilead will use Production Forecasts to plan for actual manufacturing runs of Products.


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                  (b) Delivery Forecasts for a particular Product for each of **
of a Production Forecast may not vary by more than ** from the Delivery Forecast for such Product for such ** when it was ** of a Production Forecast. Delivery Forecasts for a particular Product for each of ** of each Production Forecast may not vary by more than ** from the Delivery Forecast for such Product included in the Production Forecast when such month when it was ** of the Production Forecast. All monthly Delivery Forecasts in a Production Forecast shall be subject to the requirements of Section 5.3(a) for total annual (based upon calendar years) Product orders by OSI.

                           (i) The first ** of each Production Forecast will
constitute a minimum firm order and will be accompanied by a Purchase Order as set forth in Section 5.5. The remaining ** of each Production Forecast will constitute a non-binding forecast, subject to the limits of Section 5.4(a) and this Section 5.4(b).

                           (ii) Gilead shall not be obligated to supply in a
calendar month a quantity of a Product that is more than ** of the Delivery Forecast for such month in the final Production Forecast therefor made in compliance with this Section 5.4(b) (i.e. the Production Forecast due ** prior to the start of such calendar month), but if requested by OSI shall use reasonable efforts to supply any amounts of a Product in excess of ** of such final Production Forecast. Gilead shall notify OSI in writing promptly after receiving a Purchase Order from OSI whether it is able to fill and accepts the obligation to fill such Purchase Order to the extent exceeding such ** limit (any quantities requested in a Purchase Order that are in excess of such limit, the "Requested Additional Amount" for that Purchase Order). Any Requested Additional Amount that Gilead accepts (in whole or in part) pursuant to this
Section 5.4(b) within ** business days after the date of such Purchase Order therefor shall be binding upon Gilead and OSI (together with the automatically binding amounts ordered falling within the ** limit, the "Binding Amount" for such Purchase Order). If Gilead fails to respond within ** business days after the date of a Purchase Order that requests delivery of a Requested Additional Amount that Gilead accepts the obligation to fill all or a portion of the Requested Additional Amount, then the Binding Amount for such Purchase Order shall be the amount that is binding upon the Parties pursuant to such ** limit.

         5.5 COMMERCIAL PURCHASE ORDERS.

                  With each Production Forecast, OSI will provide Gilead with a Purchase Order for Products for the first ** of such Production Forecast that states the specific dates on which Gilead should deliver the specific quantities of Products thus ordered. Gilead will use commercially reasonable efforts to fulfill such Purchase Order according to its terms. Any Purchase Orders for Product submitted by or on behalf of OSI shall reference this Manufacturing Agreement and shall be governed exclusively by the terms and conditions of this Manufacturing Agreement. Any term or condition in any Purchase Order, confirmation or other document furnished by OSI or Gilead with respect to Product orders or deliveries that is


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in any way inconsistent with the terms or conditions of this Manufacturing
Agreement is hereby expressly rejected.

         5.6 DELIVERY.

                  Gilead will supply Product, pursuant to OSI Purchase Orders, within ** after the delivery date specified in the applicable Purchase
Order for such shipment, in an amount within ** more or less of the Binding Amount therefor, due to reasonable batch yield variations; provided, however, that if a deviation occurs with respect to any batch of Product, the Development Team shall discuss how to address the deviation and set a new delivery for Gilead to deliver the affected shipment consistent with addressing such deviance in the manner and on the timeline agreed by the Development Team. Gilead shall deliver the affected shipment by the delivery date agreed in such an event by the Development Team. If any deviations remain unresolved for a period of ** days or more, then Gilead shall provide quantities of the relevant Product from an alternative batch of such Product to fill any affected shipments as soon as reasonably practicable.

                                   ARTICLE 6

      MANUFACTURE; TESTING; QUALITY ASSURANCE AND LABELING RESPONSIBILITIES

         6.1 RAW MATERIAL SPECIFICATIONS.

                  Gilead shall use raw materials in the manufacture of Products that conform to the applicable Specifications for the relevant Product. Gilead shall verify such conformance in accordance with the testing standards and procedures specified therein.

         6.2 PRODUCTION AND MANUFACTURING STANDARDS.

                  Gilead shall manufacture, test, store and ship each Product supplied to OSI hereunder in a manner that (i) assures that such Product meets the Specifications for such Product upon delivery to OSI or its carrier FCA Gilead's San Dimas facility; (ii) is consistent with Section 12.2 and any Regulatory Approval Application or Regulatory Approval for the Product; and
(iii) is in accordance with any other procedures and documents subsequently prepared and agreed to by the Parties in writing in accordance with the terms hereof.

         6.3 cGMP COMPLIANCE AND QA AUDITS.

                  Upon written request to Gilead and at reasonable intervals (but in any event no more frequently than once per calendar year), OSI shall have the right to have an Industry Expert (either one that is mutually agreed by the Parties or a single Industry Expert that would be the third Industry Expert if a panel were being established pursuant to Section 16.4) visit Gilead's manufacturing facilities during normal business hours to observe and inspect their


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                                      -19-
manufacturing operations and the facilities and procedures used in the manufacture and storage of API and Products to be supplied to OSI hereunder, and to assess their compliance with cGMP, QA standards and other requirements under this Manufacturing Agreement; provided, however, that notwithstanding anything to the contrary in this Section 6.3, OSI's rights pursuant to this Section 6.3 with respect to manufacturing facilities used to manufacture each Product shall specifically exclude the right to observe the following trade secret-related steps in the manufacture of any Liposomal Product using its API: (i) manufacture of intermediates; and (ii) production of bulk Liposomal Product.

         6.4 CHANGE IN MANUFACTURING PROCESS PROPOSED BY GILEAD.

                  Following manufacture of the Lots of each Product data regarding which will be included in the DMF filed with the FDA and used to determine such Product's shelf life in accordance with the NDA in the United States, Gilead shall not make any change in the materials, equipment, process or procedures used to manufacture such Product for supply to OSI hereunder that (i) is not explicitly permitted pursuant to the applicable Specifications, and (ii) would constitute a material change under cGMP without OSI's prior written consent, such consent not to be unreasonably withheld. If OSI agrees to allow any such change requiring OSI's approval to be implemented, then the Parties shall revise the relevant Specifications accordingly, if necessary. Gilead shall not change the manufacturing process for any Product in a manner that would require a filing with a Regulatory Authority without OSI's prior written consent, other than pursuant to a Work Plan and Budget in accordance with
Article 4.

         6.5 CHANGES TO SPECIFICATIONS.

                  (a) The Parties may revise the Specifications for any Product upon mutual written consent (such consent not to be unreasonably withheld), except that, as further described below in this Section 6.5, neither Party may withhold its consent to Required (as defined below) changes to the Specifications. Any changes to the Specifications that are agreed upon or required pursuant to this Section 6.5 shall be effective as of the date mutually agreed upon in writing by the Parties, and all references to the relevant Specifications shall thereafter be deemed to refer to the Specifications as so modified.

                  (b) If either Party (the "Proposing Party") desires to change any Specifications it shall notify the other Party (the "Recipient") in writing of the proposed change (a "Proposed Specification Change"), and the Development Team shall review and discuss such Proposed Specification Change. As soon as reasonably practicable after receiving any such notification, but in any event within thirty (30) days after such receipt, the Recipient shall respond in writing to the Proposing Party whether it agrees to effect the Proposed Specification Change. Any Proposed Specification Change that is required by a Regulatory Authority or law or regulation of any jurisdiction in which OSI is developing and/or marketing the Product affected by the Proposed Specification Change shall be referred to herein as a "Required" change. The Parties shall make each Proposed Specification Change to a set of Specifications that is Required.

                  (c) For each Proposed Specification Change, Gilead shall indicate for informational purposes whether the implementation of such change is expected to result in material additional capital costs or other expenses of manufacturing the Product governed by such Specifications over those which Gilead is then incurring to manufacture or have such Product or API manufactured ("Additional Costs"). For Proposed Specification Changes that are not Required, promptly after Gilead's notice of any Additional Costs, OSI shall indicate in writing whether it continues to wish to implement such Proposed Specification Change. Neither Party shall have any obligation to implement any Proposed Specification Changes unless such Proposed Specification Changes are Required or the Parties (via their participation in the Development Teams) have agreed in writing nonetheless to implement such Proposed Specification Changes (each, an "Implemented Change").

                  (d) For Additional Costs associated with Implemented Changes, the Parties shall adjust the Transfer Price to reflect such Additional Costs as part of Gilead's Fully Burdened Costs to manufacture the affected Product as of the date the Implemented Change goes into effect, as set forth in Section 9.2(f).

         6.6 QUALITY CONTROL SAMPLES AND METHODS.

                  (a) Gilead shall retain samples of bulk drug and finally formulated Product for each Lot of Product for at least a period of one (1) year after the expiration date of Product from such Lot. The sample size shall be twice the size necessary to conduct quality control testing. Upon OSI's written request, Gilead shall provide OSI with up to one-half (1/2) the original amount of the retained samples.

                  (b) In order to facilitate the prompt and efficient generation and exchange between the Parties of quality control data pertaining to Products to be supplied hereunder to OSI, Gilead will, at OSI's request, send to OSI test samples selected according to a sampling plan agreed between Gilead and OSI, before Gilead has finished all of its testing for a particular Lot.

                  (c) To the extent requested by OSI, Gilead shall, pursuant to a Work Plan and Budget agreed by the applicable Development Team, perform technology transfer activities to transfer to an independent, Third Party laboratory the ability to conduct Gilead's validated QC methods for testing the Products for their conformity to the applicable Specifications. Gilead shall grant such Third Party a license under Patents and Information Controlled by Gilead, to perform such activities; provided that such Third Party shall enter into a written agreement with Gilead providing (i) for obligations of confidentiality and non-use of confidential information disclosed by Gilead to such independent laboratory (which shall specifically include information as to the validated methods taught the Third Party by Gilead) that are no less stringent than those set forth in Article 14 and that are perpetual (to reflect the fact that information disclosed to the Third Party will include trade secret information relating to liposomal technology methods), and (ii) for the grant by such Third Party to Gilead of a non-exclusive, perpetual license under all Liposomal Inventions conceived, reduced to practice or otherwise made by such Third Party in the course of its receipt of such technology transfer or practice of such QC methods of Gilead, to practice such Liposomal Inventions in connection with its supply of Products hereunder to OSI, and to develop, make, analyze, use, sell, offer for sale and import products other than Products (such license, the "Grantback"). Such Third Party's agreement with Gilead shall indicate that the Third Party is not permitted to modify the QC methods disclosed to it by Gilead, and that the Grantback is intended not as permission to so modify such methods, but rather to protect the value of Gilead's trade-secret technologies and provide to Gilead freedom to operate in relation to such technologies.

         6.7 RECORDS.

                  Gilead shall itself maintain complete and adequate records pertaining to each stage of the manufacture, fill and finish of Products for supply pursuant to this Manufacturing Agreement and the methods and facilities used therefor all in accordance with the applicable regulations of relevant Regulatory Authorities. Gilead shall perform any additional testing desired by OSI beyond that called for in the applicable Specification at OSI's request and expense.

         6.8 LOT FAILURE.

                  Gilead agrees to notify OSI within five (5) business days after either (i) the discovery of any Lot failure, or deviation from or variance in manufacturing procedures or standard operating procedures that can reasonably be expected to result in a Lot failure, or (ii) its first knowledge of any confirmed failure of any Lot of Product to meet standards found in the relevant Product's regulatory filings or in the Specifications, and in each case that is reasonably likely to result in Gilead's inability to meet OSI's requested delivery dates for supply of any Product hereunder.

         6.9 REWORK OR REPROCESS.

                  Gilead shall conduct any rework or reprocessing activities with respect to Products or components thereof for supply to OSI by utilizing rework or reprocessing procedures, if any, that are both referenced in the applicable Specifications and permitted pursuant to the Regulatory Approval Applications or Regulatory Approvals, as applicable, for such Products. Gilead shall document all rework and reprocessing activities under this Manufacturing Agreement.

         6.10 PACKAGING AND LABELING RESPONSIBILITIES.

                  The Parties expect that Gilead will supply Products in filled and finished form, packaged and finally labeled as required for sale, in accordance with the Labeling and Packaging Specifications to be agreed by the Development Teams. The Development Teams may revise the Labeling and Packaging Specifications for their respective Products, once established by mutual written consent; provided that OSI shall not withhold its consent to any such change that is required for Gilead to perform its responsibilities pursuant to Section 12.2.

         6.11 IMPORT PERMITS.

                  OSI shall be responsible for obtaining any necessary import permits for Products.

         6.12 TESTING AND RELEASE.

                  Gilead shall be responsible for all testing and release of Products hereunder at its San Dimas facility, except as provided in the rest of this Section 6.12. For quantities of Products supplied OSI for use of sale in countries of the European Union (the "EU"), Gilead shall have the right to conduct such portion of the testing and release thereof at its facilities within the EU as is required to be conducted within the EU for such quantities to be used and sold in Europe consistent with European law. Gilead currently has testing and release facilities in Dublin, Ireland and may conduct such testing and release at such Irish facilities, or at such other of its facilities within any country of the EU as it may prefer. For any country other than the United States and those of the EU, which other country requires testing and release of pharmaceuticals to occur within itself in order be sold or used clinically within such country, Gilead shall have the option to conduct the testing and release of quantities of Product bound for such country at a facility of its choosing and reasonably acceptable to OSI within such country.

                                   ARTICLE 7

                       DELIVERY; ACCEPTANCE AND REJECTION

         7.1 SHIPPING.

                  Gilead shall ship Products with completed and appropriately signed Certificates of Analysis relating thereto to OSI or OSI's designee identified by OSI in the Purchase Order for such Products.

         7.2 SHIPMENTS AND CARRIER.

                  Each shipment of Products will be delivered FCA Gilead's manufacturing and/or release facility (whichever later houses the shipment), to the common carrier specified by OSI in the applicable Purchase Order. OSI shall reimburse to Gilead the full cost of any freight, postage, shipping transportation and insurance charges associated with each shipment of Product as described below in Section 9.4. Gilead shall number each shipment with a vendor lot number that allows the Parties to trace raw materials and/or components used to manufacture such shipment of Product.

         7.3 QC SAMPLES; DOCUMENTATION.

                  OSI shall supply Gilead with sufficient quantities of API from each lot of API supplied by OSI to Gilead hereunder, and from time to time also with sufficient amounts of reference standards of API and its intermediates and degradation products, for Gilead to perform appropriate QC testing relating to Products to be supplied hereunder. Gilead shall provide a Certificate of Analysis with each quantity of Product supplied OSI hereunder certifying that such quantity has been properly tested and released.

         7.4 SHIPPING INSURANCE AND RISK OF LOSS.

                  Except as provided herein with respect to Products that are non-conforming at the time of delivery FCA to the common carrier designated pursuant to this Manufacturing Agreement, title and risk of loss as to all materials shipped by Gilead pursuant to this Manufacturing Agreement shall pass to OSI when OSI, or OSI's designated carrier, takes possession of Product, consistent with shipment FCA, at the facility from which the shipments are delivered to the carrier. OSI shall arrange for insurance for each shipment of Product in the amounts and manner it desires and shall bear the costs of such insurance. OSI or the carrier for each shipment of Product shall be responsible for clearing such shipment through customs in the country of manufacture and in the country of destination, at OSI's sole expense.

         7.5 OUT-OF-SPECIFICATION PRODUCT.

                  (a) On a Product-by-Product basis, OSI may reject any shipment of Product that is (a) not in conformance with the Specifications for that Product, (b) adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, (c) not prepared in compliance with cGMP or other applicable laws or regulations, or (d) not packaged and shipped in accordance with the requirements of this Manufacturing Agreement, by written notice to Gilead within ** after OSI's (or its designee's) receipt of such shipment; provided, however, that if OSI will not be able to obtain data permitting it to determine whether it accepts or rejects a particular shipment within ** after its receipt thereof despite devoting commercially reasonable efforts to obtaining such data, OSI shall so notify Gilead as promptly as is reasonable practicable after the date OSI receives such shipment, and in any event no later than ** after such date of receipt by OSI, in which case the Development Team shall promptly discuss whether a ** extension of the deadline for OSI to notify Gilead if OSI rejects the shipment is appropriate. The Development Team shall provide its decision as to such matter prior to ** after such date of receipt by OSI. For clarity, the Parties intend that a ** extension may be appropriate in situations where a delay in OSI's receipt of a particular shipment causes a delay in OSI's ability to have a Third Party analyze such shipment, but that under the majority of circumstances, ** after delivery shall be a sufficient period for OSI to notify Gilead of a rejection. Any such notice of rejection shall be accompanied by (i) a report of analysis from the shipment analyzed, (ii) a product sample from the rejected shipment of Product to be used by Gilead in assessing whether Gilead agrees that such rejection was proper, and
(iii) a copy of all records pertaining to the test methods employed and results thereof, and data generated with respect to the status (including temperature measurements) of such Product at all times from and after delivery of such Product to the common carrier specified under this Manufacturing Agreement. If no such notice of rejection of non-


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                                      -24-
conforming Product is received by Gilead in accordance with the procedure and time-frame described herein, OSI shall be deemed to have accepted such delivery of Product.

                  (b) If OSI provides a notice of rejection of non-conforming Product pursuant to Section 7.5(a), the Parties shall cooperate in good faith to determine whether such rejection is appropriate and Gilead shall use its Commercially Reasonable Efforts to promptly provide OSI with quantities of Product to replace the quantities initially rejected by OSI. (The manner in which the Parties will bear the costs of the rejected quantities is as provided below in this Section 7.5(b) and Section 7.5(c)). Gilead shall have a period of ** to determine whether it believes that such shipment of Product has been reasonably rejected and to notify OSI in writing of its determination. If Gilead disagrees with OSI's determination that such shipment of Product has been reasonably rejected, Gilead shall provide OSI with Gilead's report of analysis for the sample analyzed. In the event of such a disagreement, a sample from such shipment of Product shall be submitted to a mutually acceptable third party independent laboratory for determination of whether such Product has been reasonably rejected in accordance with Section 7.5(a). Such laboratory's determination shall be final, determinative and binding upon the Parties so long as the testing relied upon by such laboratory to make such determination has been performed in accordance with Gilead's validated methods for the relevant Product. The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such findings are made. If such laboratory determines that such Product has not been reasonably rejected, then such Product shall automatically be deemed to have been accepted by OSI, and OSI will pay the Transfer Price in accordance with Section 9.2 for both the quantities of Product initially rejected by OSI and any replacement quantities provided by Gilead pursuant to this Section 7.5(b).

                  (c) If either (i) Gilead agrees with a determination by OSI that either a shipment of Product has been reasonably rejected, or (ii) a mutually acceptable Third-Party independent laboratory to which a dispute with respect to such determination has been submitted pursuant to Section 7.5 determines that a shipment of Product has been reasonably rejected, Gilead shall, at OSI's election, either use its Commercially Reasonable Efforts to replace, at Gilead's expense, such Product within sixty (60) days after the original delivery date of the rejected or defective Product, to the extent Gilead has not already made such replacement pursuant to Section 7.5(b), or reimburse or credit amounts actually paid by OSI to Gilead therefor. Final disposition (i.e. storage or destruction) of properly rejected or defective Product shall be the responsibility and at the expense of Gilead.

                  (d) Notwithstanding anything express or implied to the contrary in the foregoing provisions of Section 7.5, in no event shall Gilead be liable for any non-conforming Product to the extent the non-conformity is caused by any circumstance, action or omission following the time that Gilead has delivered such Product to the common carrier as specified under this Manufacturing Agreement for delivery to OSI or its designee, and OSI shall be deemed to have accepted any quantities of Product that are defective solely due to such a cause.


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                                      -25-

                                   ARTICLE 8

                                REGULATORY ISSUES

         8.1 EXISTING FILINGS.

                  (a) GOALS. To the full extent consistent with the goal of protecting the confidentiality of Gilead's CMC Information contained in currently (as of the Closing Date) existing Regulatory Approval Applications for the Liposomal Products, the Parties intend that Gilead shall transfer sponsorship and ownership of all such Regulatory Approval Applications to OSI. This Section 8.1 sets forth the procedures the Parties shall follow to achieve such goal.

                  (b) INTERIM RIGHTS OF REFERENCE AND PROCEDURES FOR EXISTING FILINGS. Gilead hereby grants OSI a right of reference to each of the Regulatory Approval Applications set forth on Appendix C (the "Existing Filings"), which have been filed prior to the Closing Date. OSI shall have no right to access or inspect, and shall not seek to access or inspect, any such Regulatory Approval Application for a Liposomal Product until and unless Gilead has segregated any CMC Information contained therein into a DMF for the relevant Product in accordance with Section 8.1(d)(i). Gilead shall not be required to take any action with respect to any Existing Filing that would result in the disclosure to OSI of any CMC Information contained in such Existing Filing. No later than thirty (30) days after the Closing Date, Gilead shall notify the FDA and other applicable Regulatory Authorities of, and as soon as is reasonably practicable thereafter take all actions reasonably necessary to effect or evidence, the grant of such rights to OSI.

                  (c) DMF FILING. Promptly after the Closing Date, Gilead shall compile and file a DMF relating to the liposomal formulation aspects of manufacturing Liposomal Products covered by each of the Existing Filings, and shall file each such DMF with the FDA or other relevant Regulatory Authorities as soon as is reasonably practicable thereafter (subject, in the case of filings that must be made with Regulatory Authorities other than the FDA, to Section 8.4). Because the Canadian Existing Filing for GS7836 contains no information relating to liposomal formulation techniques, Gilead will not file a DMF in relation to such Existing Filing unless the Parties otherwise agree in writing.

                  (d) TRANSFER OF REMAINDER OF FILING.

                           (i) With respect to each Existing Filing for a
Liposomal Product in a country where it is possible to (i) file a DMF and (ii) delete the information contained therein from the Existing Filing, after Gilead has achieved both of the foregoing, then Gilead shall take all actions, and deliver such documents, as are reasonably necessary to transfer sponsorship of and title in the remaining portion of such Existing Filing to OSI. With respect to the Canadian Existing Filing for GS7836, Gilead shall transfer the entire filing to OSI and shall take all actions, and deliver such documents, as are reasonably necessary to transfer sponsorship of and title in such Existing Filing to OSI.

                           (ii) With respect to Existing Filings for Liposomal
Products in countries other than those described in Section 8.1(d)(i), Gilead shall, as soon as is reasonably practicable after the Closing Date and pursuant to Work Plans and Budgets and procedures agreed by the applicable Development Team, disclose to OSI the information contained in such Existing Filing, but not to be included in the DMF relating thereto that Gilead shall file in accordance with Section 8.1(c). Gilead hereby grants to OSI Gilead's entire right, title and interest in and to, and the attendant right to use, any information so disclosed to OSI by Gilead in connection with OSI's filing of Regulatory Approval Applications and Regulatory Approvals for, and other lawful purposes with respect to, the relevant Products, subject to (i) Gilead's right to use such information as may be required by law, rule, regulation or requirement of a Regulatory Authority in connection with the Products, (ii) Gilead's rights to use any such information that relates to general methods and know-how to the extent that it does not primarily relate to any Product, for purposes unrelated to the Products and (iii) any agreements Gilead may have entered into with a Third Party prior to the date hereof relating to such information (such as, for example, a Third Party having helped generate any clinical data contained in such a filing). The Parties intend that OSI shall use such information to file a new Regulatory Approval Application for the relevant Liposomal Product in each such country. For clarity, OSI shall continue to enjoy the right of reference set forth in Section 8.1(b) with respect to the Existing Filings in countries where the Parties intend that OSI shall eventually file a new Regulatory Approval Application omitting the information to be contained in the DMF corresponding thereto to be filed by Gilead in accordance with this Section 8.1. To the extent that any clinical trials covered by an Existing Filing are ongoing (or have commenced) on or prior to the Closing Date, OSI shall be permitted to continue to perform (or have a contract research organization continue to perform) such clinical trials under the relevant Existing Filing. For all clinical trials for Liposomal Products commenced after the Closing Date, OSI shall conduct (or have conducted) such clinical trials under OSI's new Regulatory Approval Application for the relevant Liposomal Product in the relevant regulatory jurisdiction, regardless of whether such trials were originally described in an Existing Filing.

         8.2 RIGHTS OF REFERENCE TO DMFs.

                  Gilead hereby grants OSI a right of reference to each DMF that Gilead shall file as required under this Article 8 with respect to the manufacture of any Product. OSI shall have no right to access or inspect, and shall not seek to access or inspect, any DMF filed by or on behalf of Gilead for a Product. Promptly after filing any DMF for a Product hereunder, Gilead shall notify the FDA and other applicable Regulatory Authorities of, and as soon as is reasonably practicable thereafter take all actions reasonably necessary to effect or evidence, the grant of such rights to OSI with respect to such DMF.

         8.3 REGULATORY FILINGS CURRENTLY BEING COMPILED.

                  Gilead has been, prior to the Closing Date, in the process of compiling INDs for each of GS7836 and GS7904L. In lieu of compiling such INDs in their entireties, Gilead shall: (i) in consultation with the applicable Development Teams and pursuant to Work Plans and Budgets established by such Development Teams, prepare a separate DMF to correspond to the

IND for each such Product and file each such DMF as soon as reasonably practicable; and (ii) disclose to OSI, as soon as is reasonably practicable and pursuant to Work Plans and Budgets and procedures agreed by the relevant Development Teams, all other information (a) not to be contained in the applicable DMF, (b) in Gilead's possession as of the Closing Date, and (c) that Gilead would have included in its own filing of the IND for each such Product had it continued to compile the IND therefor. In addition, with respect to GS7904L, Gilead shall disclose to OSI any information relating to the API for such Product contained in such a DMF that does not constitute a trade secret of Gilead (as determined in Gilead's reasonable discretion). With respect to GS7836, Gilead shall disclose to OSI any manufacturing information that will be contained in the DMF therefor. Gilead hereby grants OSI the right to use any information disclosed by it to OSI pursuant to this Section 8.3 in connection with OSI's filing Regulatory Approval Applications and Regulatory Approvals for the relevant Products.

         8.4 ADDITIONAL REGULATORY APPROVAL APPLICATIONS.

                  (a) In countries where it is possible to file a DMF and OSI wishes to file a Regulatory Approval Application for a Liposomal Product, Gilead shall file a DMF for such Liposomal Product pursuant to a Work Plan and Budget agreed by the applicable Development Team, at OSI's expense. OSI shall file all other Regulatory Approval Applications for such Product in such country.

                  (b) In countries where it is not possible to file a DMF and OSI wishes to file a Regulatory Approval Application for a Liposomal Product, the Parties shall make arrangements to protect the confidentiality of Gilead's manufacturing information as set forth in this Section 8.4(b). In each such country, the Parties shall engage a Third Party to serve as an agent of both Parties for purposes of accessing Regulatory Approval Applications and Regulatory Approvals in such country. The Third Party would have the right to access such filings and receive and transmit communications relating thereto to and from the Regulatory Authority in such country. The Third Party would be bound to Gilead by written, perpetual obligations of confidentiality and non-use of all CMC Information equivalent in scope to those set forth in Article 14, and would serve to ensure that OSI could not access the contents of any Regulatory Approval Applications or Regulatory Approvals to the extent containing CMC Information, including without limitation by thoroughly redacting any such information from any correspondence relating to or portions of such a filing before sharing these with OSI. Any expenses associated with the services of such a Third Party shall be borne by OSI. The applicable Development Team may agree to alternative arrangements to protect the confidentiality of the CMC Information in a manner acceptable to Gilead.

                  (c) With respect to GS7836, the applicable Development Team shall determine whether manufacturing information shall be filed as a separate DMF or as a CMC that is part of the main Regulatory Approval Application, and establish Work Plans and Budgets for any Gilead activities conducted in connection with such filings.

         8.5 REGULATORY ACTIVITIES.

                  With respect to additional filings reasonably required by OSI for its Regulatory Approval Applications and/or Regulatory Approvals for the Products (including without limitation any updates to a DMF for a Product associated with the preparation of NDAs for the Products) and any record-keeping, audits, inspections and audits required by Regulatory Authorities relating to the manufacture of Products by Gilead hereunder, Gilead shall reasonably cooperate with OSI to provide such support as otherwise consistent with this Manufacturing Agreement pursuant to Work Plans and Budgets established by the relevant Development Teams.

         8.6 COMPLIANCE WITH LAW.

                  (a) Gilead shall be responsible to comply with all applicable laws and Regulatory Requirements of the Regulatory Authorities of countries in which OSI is clinically testing or marketing Products, and any other national, supra-national (e.g. the European Commission or the Council of the European Union), state or local regulatory agency, department, bureau, commission, council or other governmental entity relevant anywhere in the countries in which OSI is clinically developing or marketing the Products, regarding the manufacture, shipment, storage, use, and handling of the Products supplied hereunder, and disposal of hazardous waste products relating to Gilead's responsibilities hereunder. Gilead shall give OSI notice, as soon as reasonably practicable, of any impending inspections, both announced and unannounced, by a governmental agency of any facility used for or processes involved in the manufacture of a Product to be supplied to OSI hereunder. OSI shall keep Gilead informed on a prompt and ongoing basis of the standards imposed by Regulatory Authorities, laws and Regulatory Requirements relevant to the manufacture of Products hereunder (and any changes to such standards) by regular reports to the Development Teams. The Development Teams shall discuss and decide the best courses of action in light of such standards. Any changes to the Specification for a Product shall be made in accordance with the procedure set forth in
Section 6.5. The increased costs of any mid-year changes in manufacturing processes, testing and release or other procedures performed hereunder by Gilead in relation to the manufacture of Products in order to comply with such standards shall be borne by OSI in accordance with Sections 6.5 and 9.2(f).

                  (b) OSI shall be responsible for its failure to comply with all applicable laws and Regulatory Requirements regarding OSI's testing for release of any Product. OSI shall give Gilead notice, as soon as reasonably practicable, of any impending inspections in relation to any Product, both announced and unannounced, by a governmental agency of any facility used for or processes involved in the testing for release of a Product by OSI.

         8.7 RECORDS.

                  Specifically, but without limitation, Gilead shall maintain all records reasonably necessary to support and verify its compliance with this Manufacturing Agreement, the Specifications, laws and all applicable Regulatory Requirements, including all records relating to the manufacture, stability and quality control of all Products. Gilead shall maintain all such records for a period of not less than three (3) years from the expiration date of each Lot of Product to which such records pertain, or such longer period as may be required by law, rule or regulation.

         8.8 GOVERNMENTAL INQUIRIES.

                  (a) Gilead shall notify OSI of any issues or other information of which Gilead becomes aware which may affect the regulatory status of any Product, and each Party shall notify the other Party of any issues or other information of which the notifying Party becomes aware which may affect the ability of Gilead to supply Product in accordance with OSI's forecasted requirements. Each Party agrees to notify the other Party by the close of the first full business day at its Facility (as defined in the next sentence) after the day of the notifying Party's first notice of any inquiries, notifications, or inspection activity by any governmental agency in regard to any Product (such period of time after notice or receipt of a given time, "Regulatory Notice Period"). ("Facility" for purposes of this Section 8.8 shall mean a Party's facility at which it receives notice of the relevant inquiry, notification or inspection activity by any governmental agency in regard to any Product.) Each Party shall use commercially reasonable efforts to furnish to the other Party
(i) within the Regulatory Notice Period, any report or correspondence issued by the governmental authority in connection with such a visit or inquiry, and (ii) not later than one (1) business day prior to the date to be provided to a governmental authority, copies of any and all responses or explanations relating to items set forth above, in each case purged only of trade secrets or other confidential or proprietary information of Gilead.

                  (b) Gilead shall be required to allow an OSI representative to observe any governmental visits to or inspections of Gilead's manufacturing facility for the Products, which visits and inspections are specific to Products; provided that the Parties would follow appropriate procedures to prevent the OSI representative from gaining access to, the opportunity to observe, or disclosure of any CMC Information, and Gilead would not have to permit the OSI representative to be present to observe any discussion of CMC Information ("Private Discussions"). Notwithstanding the foregoing, OSI may choose a single OSI representative who may be present during all Private Discussions hereunder and shall designate such person by written notice to Gilead as the "Single Confidant," in accordance with the definition thereof. The Single Confidant shall enter into a written agreement with Gilead providing for obligations of confidentiality and non-use of confidential information no less stringent than those contained in Article 14, but in light of the fact that Gilead would be disclosing CMC Information to the Single Confidant, the term of such obligations shall be perpetual. OSI shall guarantee the performance of the Single Confidant under such person's contract with Gilead.

         8.9 STABILITY STUDIES.

                  Gilead shall conduct or have conducted stability studies on API and Products for at least one (1) Lot of each Product in filled and finished form from each site where Gilead manufactures such Product, in each case at least one (1) time per year following the first

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Commercial Launch of a Product by OSI. OSI shall be solely responsible for stability studies relating to API supplied to Gilead by OSI hereunder. Gilead shall conduct or have conducted such appropriate stability studies in accordance with the applicable Specifications, laws and Regulatory Requirements. Gilead shall provide OSI with an annual report of all stability results Gilead has obtained in such stability studies during the year preceding the report. If either Party desires to revise the design or frequency of stability studies, such Party shall so advise the Development Team, which shall be responsible to determine the advisability of implementing such revision.

         8.10 TECHNICAL AGREEMENT.

                  No later than ninety (90) days after the Closing Date, the Parties shall prepare a "Technical Agreement" for NX211, and shall prepare a Technical Agreement for each of GS7836 and GS7904L on a schedule to be determined by the Development Teams for such Products. Each such Technical Agreement shall set forth the responsibilities of the Parties with respect to such Product in sufficient detail to satisfy the requirements of Article 12 of Directive 91/356/EEC and any requirements of the FDA. The Parties shall make each such Technical Agreement available for inspection by the Regulatory Authorities as and to the extent they request. Each Technical Agreement shall accurately reflect the Parties' respective responsibilities with respect to the Product to which such Technical Agreement relates, and no Technical Agreement shall alter or vary from the Parties' responsibilities with respect to the Product to which it relates as embodied in this Manufacturing Agreement. Without limitation, each Technical Agreement shall clearly set forth the notification and other procedures the Parties shall follow in relation to any recall, product withdrawal or field correction relating to a quantity of the relevant Product supplied hereunder.

                                   ARTICLE 9

                           PRICE, INVOICING AND COSTS

         9.1 COSTS OF CLINICAL SUPPLY.

                  OSI shall pay to Gilead its Development Costs associated with each Work Plan and Budget for the manufacture of quantities of a Product for supply to OSI hereunder, in accordance with Section 9.6.

         9.2 PRICE FOR COMMERCIAL SUPPLY.

                  OSI shall pay to Gilead a Transfer Price for each unit supplied for commercial sale (or after the relevant Commercial Launch) of each Product calculated in accordance with this Section 9.2.

                  (a) Annually, on or before August 31 of each year subsequent to calendar year 2001 (beginning, with respect to each Product, in the year prior to the Anticipated Launch Date for such Product), Gilead shall notify OSI of its estimated "Transfer Price" for units of each Product for commercial supply delivered by Gilead to OSI to apply for the following calendar year, **. Such projection shall be based on Gilead's projected Fully Burdened Cost to manufacture (including without limitation testing and release) such Product in the upcoming calendar year. "Fully Burdened Cost" with respect to a Product shall **.

                  (b) No later than October 31 of each calendar year after calendar year 2001 with respect to any Product for which a Transfer Price for commercial supply must be set to apply in the following year, Gilead shall notify OSI in writing of the final Transfer Price in dollars that Gilead proposes for units of each Product for commercial supply delivered in the calendar year following the date of such notice. Gilead's notice as to the final Transfer Prices it proposes shall include a statement of how Gilead has calculated the dollar figures it proposes. Within thirty (30) days after receiving such a notice from Gilead of any final Transfer Price, and with respect to each Product, OSI shall respond in writing as to whether it (i) accepts the Transfer Price proposed by Gilead for quantities of such Product to be delivered in the following calendar year, or (ii) disputes that the Transfer Price proposed by Gilead for such Product fairly reflects the appropriate calculations in accordance with Section 9.2(a). Additionally within such time frame, OSI may request in writing, and Gilead shall reasonably promptly provide, any additional data reasonably required to calculate a Transfer Price.

                  (c) For each Product, if OSI does not dispute the Transfer Price proposed by Gilead, then the figure proposed by Gilead shall be the Transfer Price for such Product for all units of Product manufactured by or for Gilead and/or its Affiliates and delivered to OSI in the calendar year following the date of the Parties' notices pursuant to Section 9.2(b).

                  (d) If OSI disputes an amount proposed by Gilead to be the Transfer Price for any Product, or as the Fully Burdened Cost therefor, then the Development Team for such Product shall discuss the issues for a period of up to twenty (20) days. If, after such discussions by the applicable Development Team, the Parties continue to disagree on such issue, then the Parties shall submit the issue to Gilead's independent auditor reasonably acceptable to OSI (the "Independent Accounting Firm"). The Independent Accounting Firm, using personnel other than those who perform regular accounting services for Gilead, shall calculate the disputed value in accordance with the basis specified in Section 9.2(a) based on no more than fifty (50) pages of written documentation from each Party. The Parties shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render its calculation of the disputed value to the Parties within twenty (20) business days of the date the Parties submit such calculation to the Independent Accounting Firm. As relates to the disputed Transfer Price, neither Party shall initiate ex parte communications with the Independent Accounting Firm, but either Party may respond ex parte to any inquiry of the Independent Accounting Firm to the full extent requested by the Independent Accounting Firm. The Parties shall bear equally the costs of employing the Independent Accounting Firm for the purposes described in this
Section 9.2(d). The Independent Accounting Firm's calculation of the disputed value shall be binding upon the Parties absent fraud.


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         request.

                  (e) If there is more than one Specification for a Product (because OSI markets such Product in more than one country), then to the extent that the Fully Burdened Costs associated with manufacturing such Product to each of the different Specifications materially differ from one another, the Parties shall determine a separate Transfer Price for commercial supply of such Product manufactured to each Specification.

                  (f) For any Implemented Change to apply during any calendar year after the time the Transfer Price for the affected Product for such calendar year has been set, then prior to Gilead manufacturing such Product in accordance with the Implemented Change, the Parties shall set a new Transfer Price for such Product that takes into account any difference in Gilead's Fully Burdened Cost to manufacture such Product in accordance with such Implemented Change. The new Transfer Price shall be **. For clarity, to the extent that any Implemented Change hereunder is part of a larger change at Gilead's manufacturing facility that affects Gilead's manufacture of products other than Products, then the total costs of the overall change shall be allocated (for purposes of determining Fully Burdened Costs under this Manufacturing Agreement) across all affected products in a consistent manner.

         9.3      PRICING DISCUSSION.

                  At any time after twenty-four (24) months after the date of actual Commercial Launch for any Product (at which time the Parties will have greater experience with the manufacture of such Product at commercial scale and OSI's demand for the Product), OSI may request to negotiate with Gilead in good faith alternative pricing arrangements to replace those of Section 9.2 with respect to such Product. In such event, the Parties shall negotiate in good faith for a period of not less than three (3) months to seek to arrive at alternative pricing arrangements for such Product in light of their greater experience with it. If the Parties reach agreement, then they shall set forth their agreement in writing with specificity as to revised pricing terms with respect to such Product. If the Parties do not reach agreement, then the pricing with respect to such Product shall remain as set forth in this Manufacturing Agreement. Gilead shall not be required to agree to a revision to the pricing terms set forth in this Manufacturing Agreement as of the date hereof. Additionally, after the time referenced in the first sentence of this Section 9.3, if Gilead's Fully Burdened Costs to manufacture a particular Product decrease substantially between years other than due to differences in the volume of such Product ordered by OSI in the different years, then **, and the Parties shall agree to such a mechanism within three (3) months after a written notice from either Party that it wishes to commence such good faith negotiations.

         9.4      PRODUCT INVOICES.

                  Gilead shall invoice OSI at the time of delivery of each shipment of Products for commercial supply hereunder for the following amounts:



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                                      -33-

                  (a) For each Product, the applicable Transfer Price multiplied by the number of units of such Product supplied as part of such shipment; and

                  (b) The cost of any freight, postage, shipping, transportation and insurance charges associated with the delivery of Products to the extent actually incurred by Gilead.

OSI shall pay such amounts within thirty (30) days after the date of the relevant invoice.

         9.5      FAILURE TO ORDER MINIMUM.

                  Gilead shall invoice OSI within ninety (90) days after the occurrence of an event under Section 5.3(c) giving rise to Gilead's right to be reimbursed for Period Costs pursuant to such Section. OSI shall pay each such invoice within thirty (30) days after the date thereof.

         9.6      DEVELOPMENT COSTS.

                  (a) Gilead shall invoice OSI quarterly in advance for all Development Costs budgeted pursuant to all Work Plans and Budgets hereunder for the upcoming calendar quarter (including without limitation those called for in Article 4, in Section 5.1, Article 8, or in Article 10). The amount of each such invoice shall be payable within thirty (30) days after the invoice date. Promptly after OSI's written request no earlier than thirty (30) days after the end of any calendar quarter, Gilead shall provide OSI with a statement of Development Costs for completed calendar quarters in the then-current calendar year. To the extent Gilead's actual Development Costs in any calendar quarter differ from the amount invoiced to and paid by OSI, the Parties shall reconcile such difference within thirty (30) days after the end of the calendar year containing such calendar quarter.

                  (b) Gilead shall invoice OSI for all amounts due to Gilead pursuant to any Additional Support Plan and Budget (as defined in Section 3.3) in the same manner as Gilead invoices OSI for amounts due pursuant to Work Plans and Budgets, and such amounts shall be payable on the same timeline and in the same manner as is set forth with respect to Work Plans and Budgets as set forth in Section 9.6(a).

         9.7      COST OF RECALLS, PRODUCT WITHDRAWALS OR FIELD CORRECTIONS.

                  OSI shall have the right to control all recalls, product withdrawals and field corrections for Products and shall bear all costs associated therewith; provided, however, that Gilead shall bear the reasonable, actual expenses of any such procedure with respect to a Product to the extent required due to a Manufacturing Defect present at the time of delivery of the affected quantity of Product FCA to OSI or its carrier, including without limitation a credit to OSI for the Transfer Price paid to Gilead for quantities of Product in which a Manufacturing Defect was present at the time of such delivery FCA, provided in each case that OSI has brought such Manufacturing Defect to Gilead's attention within the time period for rejection set forth in
Section 7.5. The notification and other procedures the Parties shall follow with respect to the recall of any quantity of a Product supplied hereunder shall be set forth in the Technical Agreements for each Product, as required by Section 8.10.


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
         9.8      THIRD-PARTY ROYALTIES.

                  If Gilead is obligated to pay to any Third Party royalties in respect of its sales of any Product hereunder to OSI, then **. The Parties acknowledge that there are **.

         9.9      CURRENCY.

                  All payments required hereunder shall be made in United States dollars.

         9.10     LATE PAYMENTS.

                  Any amounts owed but not paid by OSI when due under this Manufacturing Agreement shall be subject to interest from and including the date payment is due through and including the date upon which OSI has made a wire transfer of immediately available funds into an account designated by Gilead at an annual rate equal to the sum of ** of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.interactive.wsj.com) calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

         9.11     TAXES.

                  OSI shall pay all governmental charges, import and export compliance fees, value added taxes, sales and consumption taxes, customs, duties and other taxes imposed by any governmental taxing authority in connection with the supply by Gilead of Products to OSI hereunder.

         9.12     FINANCIAL AUDITS.

                  Gilead shall keep or cause to be kept records relating to its Development Costs for each year for each Product, and other amounts due Gilead pursuant to this Manufacturing Agreement, in a manner consistent with GAAP and sufficient to allow an independent auditor to verify such amounts, for a period of three (3) years after the time period to which such records relate. OSI shall be entitled to have an independent auditor bound by written obligations of confidentiality and non-use equivalent in scope to those set forth in Article 14 audit such records no more frequently than once per year. **.

                                   ARTICLE 10

                              MANUFACTURING RIGHTS

         10.1     LICENSE TO GILEAD.

                  OSI hereby grants Gilead a non-exclusive, royalty-free license under all Transferred Product Rights (and other proprietary or intellectual property rights OSI may

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         request.

develop or acquire relating to the Products) as necessary and solely to manufacture (i) the API for each Product during the time period set forth in
Section 3.4, and (ii) each Product, in both cases for supply to OSI hereunder.

         10.2     SECOND SOURCE FOR LIPOSOMAL PRODUCTS.

                  The Parties intend that OSI shall have the right to qualify a second source manufacturer for each Liposomal Product at OSI's expense and in accordance with this Article 10. Recognizing that technology transfer of the manufacturing process for each Liposomal Product to a second source will only be effective if conducted at a time when such process has been fully scaled up and validated at commercial scale, the Development Team for each Liposomal Product shall discuss on an ongoing basis an appropriate time to conduct such technology transfer relating to such Liposomal Product. The Development Team shall determine when to commence technology transfer to a Product Source for each Liposomal Product, and in any event shall agree to commence such technology transfer no earlier than the completion of process validation at commercial scale for the manufacturing process for such Liposomal Product. The Parties' goal and intent is to identify a Product Source (in the manner set forth in Section 10.4) for each Liposomal Product in advance of the time an NDA or NDA equivalent outside the United States is filed for such Liposomal Product in order that such Product Source may be named in such NDA (or equivalent) when it is filed. The applicable Development Teams shall discuss on an ongoing basis as the Liposomal Products proceed through development how best to achieve such goals.

         10.3     USE OF PRODUCT SOURCE.

                  OSI shall be entitled to have manufactured by a Product Source (once established), and the Product Sources shall be entitled to manufacture, quantities of the relevant Liposomal Products solely as follows:

                  (a) In quantities sufficient to and used solely for the purpose of validating the Product Source in accordance with Section 10.5;

                  (b) In quantities needed to re-establish a ** under the circumstances set forth and in accordance with Section 10.8(d); and

                  (c) If a Supply Failure occurs with respect to any Liposomal Product, in quantities as set forth in Section 10.11.

         10.4     SELECTION OF PRODUCT SOURCE.

                  (a) At a time consistent with the timeline set by the Development Team for technology transfer of the manufacturing process for each Liposomal Product, OSI shall identify the Third Party it desires to have manufacture that Product for Gilead's approval, such approval not to be unreasonably withheld. For clarity, it shall be reasonable for Gilead to

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         request.

withhold its consent if the party that OSI proposes to be the Product Source competes with Gilead in the field of proprietary liposomal formulation technologies; provided that any disagreement between the Parties as to whether to use a particular Third Party as a Product Source shall be resolved as set forth in Section 10.4(c) in light of Section 10.4(b). In furtherance of the Parties' ability to timely agree as to a Product Source, Gilead may from time to time provide OSI with lists of Third Parties that Gilead views as its competitors in the field of proprietary liposomal formulation technologies. OSI may from time to time provide Gilead with a current list of Third Parties that OSI views as acceptable Product Sources. The Parties may otherwise jointly develop lists of Third Parties that would be acceptable to each Party to serve as a Product Source. Such lists provided by either Party or developed by the Parties shall be for informational purposes and shall not be binding upon either Party.

                  (b) The Parties intend that OSI shall be entitled to establish and maintain a Product Source, and that at the same time Gilead's liposomal trade secrets shall be adequately protected. The Parties do not intend that Gilead's right to reasonably approve the identity of the Product Source as provided in Section 10.4(a) shall deprive OSI of its right to establish a Product Source as set forth herein. Rather, the Parties intend that Gilead's approval right shall be exercised by Gilead in a reasonable manner to ensure that its liposomal trade secrets are protected from being taught to Gilead's competitors in the field of liposomal products and liposomal manufacturing or otherwise exposed to the risk of being unduly devalued due to the identity of the Product Source, but not due to the mere fact that there is a Product Source at all.

                  (c) If the Parties are unable to agree as to a Product Source for any Liposomal Product, then they shall engage a panel of Industry Experts in accordance with the procedures set forth in Section 16.4 to select an appropriate Product Source from a list of Third Parties proposed by the Parties. The Industry Experts shall be guided in their selection of a Product Source by the statements of the Parties' intent as set forth in Section 10.4(b). The Industry Experts shall give due consideration to the legitimate and reasonable interests of each Party, and the lists provided by Gilead from time to time in accordance with Section 10.4(a).

         10.5     TECHNOLOGY TRANSFER.

                  Promptly after the Parties agree in writing as to a Product Source for a particular Liposomal Product and such Product Source executes a written agreement with Gilead consistent with Sections 10.6 and 10.7, Gilead shall commence technology transfer of its manufacturing process for the relevant Liposomal Product to such Product Source by written disclosure and permitting representatives of the Product Source to observe Gilead's then-current process to manufacture the relevant Liposomal Product pursuant to Work Plans and Budgets to be agreed by the applicable Development Teams. OSI shall bear the expenses of the Product Sources to receive and participate in such technology transfer. The applicable Development Teams shall determine the procedures that the Parties shall follow to achieve qualification and validation (once the process for the manufacture for each Liposomal Product has been fully scaled up to and validated at commercial scale by Gilead) of the Product Sources such that quantities of the Liposomal Product respectively manufactured by each Product

Source may be sold commercially (or used in clinical trials) in accordance with applicable laws and regulations, and to maintain such qualification, together with associated Work Plans and Budgets to cover Gilead's participation in such activities.

         10.6     MAINTENANCE OF PROCESS CONFIDENTIALITY.

                  The Product Source to which Gilead transfers manufacture of any Liposomal Product shall enter into and be bound by a written agreement with Gilead providing for obligations to Gilead of confidentiality and non-use equivalent in scope to those set forth in Article 14 and which shall be subject to Section 10.14. Because Gilead would be disclosing valuable trade-secret liposomal manufacturing or sterile freeze-drying information to the Product Source, such obligation would be perpetual, notwithstanding the shorter time period set forth in Article 14 with respect to OSI's confidentiality and non-use obligations. In particular, the Product Source shall not be permitted to disclose Information disclosed to it by Gilead to OSI, and OSI shall not be permitted to access nor shall it seek to access Information from any Product Source that it would not be entitled to require Gilead to disclose to OSI pursuant to this Manufacturing Agreement.

         10.7     LICENSE TO PRODUCT SOURCE.

                  Gilead hereby agrees to grant to each Product Source to which a manufacturing process is transferred in accordance with this Article 10 a non-exclusive license under all Patents and Information Controlled by Gilead as of the date such Product Source is established, as necessary for the Product Source to manufacture the relevant Product solely for supply to OSI to the extent permitted pursuant to Section 10.3. To the extent that Gilead does not Control rights under Patents and Information granted it pursuant to the ** (as defined in Section 4.3) and covering a Product Source's manufacture or sale of the relevant Liposomal Product, then Gilead shall use commercially reasonable efforts to obtain from the other parties to the ** consent to grant the Product Source a sublicense for the purpose of manufacturing the relevant Product for supply to OSI, in advance of the time such Product Source is expected to commence the manufacture of commercial quantities of such Liposomal Product in a manner permitted hereunder; provided that if Gilead is unable to obtain such consent, the Parties shall use their commercially reasonable efforts to permit OSI to enjoy the benefit of having such Product Source manufacture the relevant Liposomal Product for OSI without the need for such a sublicense. Each Product Source shall, in its written agreement with Gilead pursuant to Section 10.6, explicitly covenant (i) not to exceed the scope of such license; and (ii) to use the subject matter claimed by such Patents, and such Information, solely for the purpose of supplying Products to OSI and for no other purpose. OSI shall use its best efforts to procure that each Product Source shall, in its written agreement with Gilead, grant to Gilead a non-exclusive, sublicenseable license, under all Liposomal Inventions conceived or reduced to practice by such Product Source in the course of its exercise of the license granted to it by Gilead ("Product Source Liposomal Inventions"), to develop, make, use, sell, offer for sale and import products other than Products (a "Product Source License"); provided, however,

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                                      -38-
that if despite OSI's application of such efforts, a Product Source does not agree to grant such license, then such Product Source shall (in its written agreement with Gilead): (i) agree not to disclose any of its Product Source Liposomal Inventions to Gilead (and OSI shall not disclose any such Product Source Liposomal Inventions to Gilead), and (ii) grant Gilead a license under any such Liposomal Inventions actually disclosed by the Product Source (or OSI) to Gilead, that is equivalent in scope to the Product Source License.

         10.8     INVENTORIED SUPPLY; FORECAST FAILURE.

                  (a) The Parties recognize that, beginning prior to and continuing through the ** after Commercial Launch of each Liposomal Product, OSI will need to build up over time an inventory of such Liposomal Product. The level that OSI will need to establish will be a **. Beginning in the year prior to Commercial Launch of each Liposomal Product, the Parties shall discuss via their participation in the Development Team how best to achieve OSI's inventorying of a ** by no later than the first anniversary of the date of Commercial Launch of such Liposomal Product. Gilead shall reasonably cooperate with OSI to arrange to manufacture sufficient quantities of such Liposomal Product.

                  (b) OSI will place its Initial Forecast and Updated Forecast in good faith with the goal of making both such forecasts include at least sufficient quantities of the relevant Liposomal Product to meet the market demand that OSI wishes to meet therefor in the ** following Commercial Launch and to enable OSI to inventory the ** that OSI shall build up during such **.

                  (c) At all times after OSI has first established a ** of a given Liposomal Product, OSI shall maintain a ** of such Liposomal Product and shall place its forecasts and orders hereunder in good faith with the intent of obtaining sufficient supply from Gilead to meet OSI's requirements for sales of such Liposomal Product while maintaining a **.

                  (d)      If despite OSI's efforts in good faith pursuant to
Section 10.8(c), in fact, OSI sells to Third Parties in arms' length transactions quantities of the relevant Liposomal Product sufficient that OSI, at the end of any calendar quarter, does not have on hand a **, then OSI shall include in its next Purchase Order with Gilead hereunder an order for a sufficient quantity of such Liposomal Product to replenish the Six-month Supply, and shall indicate in such Purchase Order what portion of the requested quantities is required to replenish the **. Gilead's responsibilities to attempt to fill amounts requested in a Purchase Order for delivery in any month beyond the limits imposed by the applicable Purchase Order are as set forth in Section 5.4(b)(ii). To the extent that Gilead does not elect to fill the amounts beyond such limits within the time period specified in such Section for Gilead to so elect, then OSI shall be entitled to obtain such amounts from the relevant Product Source; provided, however, that if OSI does elect to have any such quantities filled by the Product Source more than one (1) time in a given calendar year, then Gilead shall be entitled at any time thereafter by six (6) months written notice to OSI elect to cease to manufacture entirely such Liposomal

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                                      -39-
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Product for OSI and terminate this Manufacturing Agreement with respect to such
Liposomal Product. In such event, Gilead shall continue to supply OSI with quantities of such Liposomal Product already covered by Purchase Orders placed in accordance with Section 5.5 prior to Gilead's notice that it elects to terminate this Manufacturing Agreement with respect to such Liposomal Product.

         10.9     SUPPLY FAILURE.

                  (a) Beginning ** prior to Commercial Launch of a given Liposomal Product, if at any time Gilead fails to deliver to OSI or its designee an amount of such Liposomal Product conforming to the applicable Specifications and Regulatory Requirements and laws greater than or equal to ** of the aggregate Binding Amounts of such Liposomal Product due in any two (2) consecutive calendar quarters (other than by reason of a force majeure event in accordance with Section 17.17), then a "Supply Failure" shall have occurred for such Liposomal Product. In such event, OSI may notify Gilead in writing of such Supply Failure, and request in such notice a special meeting of the Development Team for the relevant Liposomal Product (a "Special Meeting"). Such Special Meeting shall occur no later than sixty (60) days after the date of such written notification by OSI. Gilead shall provide to OSI a written, remedial plan detailing its plans to address any problems or issues contributing to the Supply Failure (a "Remedial Supply Plan") at least five (5) business days in advance of such Special Meeting.

                  (b) If the approved shelf life for any Liposomal Product is less than **, then the Parties shall negotiate in good faith a reasonable adjustment to the time period and/or percentage of Binding Amount set forth in
Section 10.9(a) with respect to such Liposomal Product.

                  (c) For purposes of calculating whether a Supply Failure has occurred, no units of any Liposomal Product shall be deemed not to have been delivered until the date that is specified in Section 5.6 for such unit, and in the case of shipments affected by deviations, the date agreed by the Development Team in accordance with its plan to address the deviations.

         10.10    SPECIAL MEETING AFTER SUPPLY FAILURE.

                  At the Special Meeting, the Development Team will discuss the Remedial Supply Plan, any problems or issues contributing to the Supply Failure and whether the Remedial Supply Plan describes actions sufficient to ensure the continuous supply of the relevant Liposomal Product to OSI from that point forward. After such Special Meeting, if Gilead's Remedial Supply Plan is not so sufficient, or the Parties do not agree to an alternate plan describing actions that are so sufficient, then OSI may elect to have manufactured and supplied to it such Liposomal Product at and by the Product Source therefor in a quantity in accordance with Section 10.11; provided, that if the Parties disagree as to whether Gilead's Remedial Supply Plan (as Gilead may update it in writing in accordance with the Development Team's discussions within five (5) business days after the date of the Special Meeting) is so sufficient, then the Parties shall refer the issue of whether such plan is sufficient to ensure the

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continuous supply of the relevant Product to OSI from that point forward to a panel of Industry Experts for resolution pursuant to Section 16.4.

         10.11    USE OF PRODUCT SOURCE AFTER SUPPLY FAILURE.

                  If OSI is entitled pursuant to Section 10.10 to obtain a supply of Liposomal Product with respect to which a Supply Failure has occurred from the Product Source therefor, then the Parties expect that OSI may wish to obtain a portion of its requirements of the affected Liposomal Product from a Product Source rather than from Gilead, and OSI shall be entitled to obtain an unlimited proportion of its requirements from a Product Source; provided, however, that if OSI purchases less than ** of the quantities of Liposomal Product of which it takes delivery in any calendar quarter from Gilead, then Gilead shall be entitled at any time thereafter by ** written notice to OSI to elect to cease to manufacture entirely such Liposomal Product for OSI and terminate this Manufacturing Agreement with respect to such Liposomal Product. In such event, Gilead shall continue to supply OSI with quantities of such Liposomal Product already covered by Purchase Orders placed in accordance with Section 5.5 prior to Gilead's notice that it elects to terminate this Manufacturing Agreement with respect to such Liposomal Product.

         10.12    ELECTIVE TRANSFER OF MANUFACTURE BY GILEAD.

                  At any time after the fifth anniversary of the Closing Date, Gilead may elect by three (3) months written notice to OSI to cease to manufacture any Product; provided that a Product Source has been validated in accordance with Section 10.5 or this Section 10.12 for such Product. If at the time of Gilead's notice to OSI that Gilead elects to so cease manufacture, then Gilead may require that OSI establish a Third Party reasonably acceptable to each Party (or selected in accordance with Section 10.4) to be the Product Source for such Product. In such event, technology transfer of the manufacturing process for the relevant Product shall proceed mutatis mutandis as set forth in Sections 10.5 for transfers to Product Sources as required by OSI, and the provisions of Sections 10.6 and 10.7 shall apply.

         10.13    CONTINUED SUPPLY IN INTERIM PERIOD.

                  If Gilead elects to transfer manufacture of a Product to a Product Source that must be established in accordance with Section 10.12, then Gilead shall continue to supply OSI with quantities of such Product until such time as quantities of such Product produced by the Product Source can legally be sold or used in clinical trials in the jurisdictions in which OSI sold such Product or used such Product in clinical trials at the time of Gilead's election to cease to manufacture such Product (the "Enablement Date"). Such continued supply shall be on the financial terms set forth in Article 9; provided, however, that if the term of such continued supply extends beyond the one (1) year anniversary of the date of Gilead's notice pursuant to Section 10.12, then the Transfer Price as calculated pursuant to Section 9.2 with

----------

** This portion has been redacted pursuant to a confidential treatment request.

respect to the relevant Product shall be increased by ** of such Transfer Price for units of such Product to be delivered between such anniversary and the next anniversary of such date, and the Transfer Price calculated to apply in subsequent years bounded by such anniversaries shall be increased by an additional ** as of each subsequent such anniversary (i.e., the Transfer Price calculated pursuant to Section 9.2 shall be increased by ** for Product in the second such year, by ** for Product supplied in the third such year, by ** for Product supplied in the fourth such year, etc.). After the Enablement Date, Gilead shall have no further obligation to OSI to manufacture and supply such Product to OSI.

         10.14    LOSS OF SECOND SOURCE.

                  (a) If any Product Source, once established as permitted under this Manufacturing Agreement, ceases the manufacture of the relevant Product for any reason (a "Defunct Product Source"), then OSI shall have the right to establish a new Product Source to replace the Defunct Product Source (any Product Source replacing either a Defunct Product Source or--pursuant to
Section 10.14(b)--Gilead as the manufacturer of any Liposomal Product, a "Replacement Product Source"). Such new Replacement Product Source shall be selected and established in accordance with Sections 10.4 and 10.5, respectively, and Sections 10.6 and 10.7 shall apply to such Replacement Product Source and the Parties' activities in relation thereto. Sections 10.3, 10.8 and
10.11 shall apply to OSI's use of quantities of a Liposomal Product produced by any Replacement Product Source established to replace a Defunct Product Source, unless Gilead is replaced as a manufacturer in accordance with Section 10.14(b).

                  (b)      If Gilead elects pursuant to Section 10.8, 10.11 or
10.12 to terminate this Manufacturing Agreement with respect to any Liposomal Product, then OSI shall have the right to establish a Replacement Product Source for such Liposomal Product. Such Replacement Product Source shall be selected in accordance with Section 10.4. OSI shall require its then-existing Product Source for such Liposomal Product to perform technology transfer to such Replacement Product Source in accordance with Section 10.5 as if the then-current Product Source were Gilead, and the applicable Development Team shall discuss any issues arising in relation thereto. OSI shall solely bear all expenses of technology transfer to a Replacement Product Source hereunder. Section 10.6 shall apply to the Replacement Product Source that has received technology transfer to manufacture a given Liposomal Product from the first Product Source therefor as if such Replacement Product Source had received such transfer from Gilead.
Section 10.7 shall apply to each Replacement Product Source for a Liposomal Product and the Parties' activities in relation thereto as it does for other Product Sources.

         10.15    GS7836.

                  The manufacture of finished GS7836 does not involve the application of Gilead's proprietary liposomal technologies. Therefore, OSI shall have the right, subject to

----------

** This portion has been redacted pursuant to a confidential treatment request.

the reasonable notice procedures contained herein, to elect to obtain supply of GS7836 from a manufacturer other than Gilead and terminate its supply relationship with Gilead hereunder for GS7836. OSI may elect to do so at any time by three (3) months written notice to Gilead, subject to Gilead's obligation to fulfil any Product Orders at that time in effect and OSI's obligation to purchase quantities ordered pursuant to such Purchase Orders, and the provisions of Section 5.3(c) relating to orders required for any time period for which a final Planning Forecast has already been provided. In such event, technology transfer of the manufacturing process for GS7836 shall proceed as set forth in Section 10.5 with respect to Liposomal Products, and Sections 10.6 and
10.7 shall apply mutatis mutandis to the Product Source for GS7836 as they apply to the Product Sources for Liposomal Products; provided, however, that the license to the GS7836 Product Source shall not be restricted by the limits of
Section 10.3, and to the extent that no CMC Information is disclosed to the Product Source, the provisions relating to the protection of CMC Information and the grantback under Product Source Liposomal Inventions shall not apply.

                                   ARTICLE 11

                              INTELLECTUAL PROPERTY

         11.1     OWNERSHIP OF PROGRAM INVENTIONS.

                  (a) OSI shall solely own all Program Inventions that (i) have specific or general utility in or application to the use or composition of any API or Product, and (ii) do not constitute Liposomal Inventions.

                  (b) Gilead shall solely own all Inventions that (i) have specific or general utility in or application to the use, application or method of manufacture or analysis of liposomal or lipid-based delivery or formulation technology ("Liposomal Inventions"), and (ii) are Program Inventions.

                  (c) Ownership of all other Program Inventions other than those set forth in Section 11.1(a) or 11.1(b) (Program Inventions not described in such Sections, "Other Inventions") shall be owned by the inventing Party (with inventorship being determined in accordance with United States patent law), or if not invented with the meaning of such patent law, shall be owned solely by a Party having solely generated such Other Invention, or jointly by the Parties if they jointly generated such Other Invention.

                  (d) Each Party hereby assigns such of its right, title and interest in and to the Program Inventions to the other Party as is necessary to achieve the ownership set forth in this Section 11.1, and agrees to execute and deliver all documents reasonably necessary to evidence or record such assignment.

         11.2     CONFIDENTIALITY OF LIPOSOMAL INVENTIONS.

                  Liposomal Inventions shall be the Confidential Information of Gilead. Nothing herein shall be deemed to require Gilead to disclose any such Liposomal Inventions to OSI.

         11.3     LICENSE.

                  OSI hereby grants Gilead a non-exclusive, perpetual, sublicenseable license under the Program Inventions owned by OSI pursuant to
Section 11.1(a) (i) to develop, make, use, sell, offer for sale and import products other than the Products worldwide; and (ii) for so long as Gilead is a supplier to OSI under this Manufacturing Agreement, to make Products for supply to OSI hereunder.

         11.4     NO LICENSE; COVENANT.

                  Other than as set forth in this Article 11, neither Party grants the Party any rights in or under its interest in Program Inventions. OSI covenants that it shall not practice any Program Invention that is a Liposomal Invention.

                                   ARTICLE 12

                                    COVENANTS

         12.1     MUTUAL COVENANTS.

                  Each Party covenants to the other Party that such Party shall not enter into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

         12.2     GILEAD COVENANTS.

                  Gilead covenants to OSI:

                  (a) that it shall manufacture each Product in accordance with the Specifications therefor and other provisions of this Manufacturing Agreement, and in accordance with all applicable Regulatory Requirements, including without limitation QC and GMP;

                  (b) that, upon delivery of any quantity of a Product to the common carrier designated pursuant to this Manufacturing Agreement, such quantity of a Product will be free from Manufacturing Defects and shall otherwise conform to the relevant Specifications;

                  (c) that it shall not supply to OSI hereunder any quantity of Product that either (i) is defective in any way, (ii) is adulterated or misbranded or unsuitable, (iii) has been misused, contaminated, tampered with or otherwise altered or mishandled prior to the time of delivery FCA to OSI hereunder; or (iv) has been stored and handled prior to delivery FCA to OSI hereunder in a manner inconsistent with the relevant Specifications; and

                  (d) that it shall not use, during the Term, any employee or consultant that has been debarred by the FDA or other Regulatory Authorities, or, to the best of its knowledge, is the subject of debarment proceedings by the FDA or Regulatory Authorities.

                                   ARTICLE 13

                          INDEMNIFICATION AND INSURANCE

         13.1     OSI INDEMNIFICATION.

                  OSI shall defend, hold harmless and indemnify (collectively, "Indemnify") Gilead and its Affiliates, agents, directors, officers and employees (together with Gilead, the "Gilead Indemnitees") from and against any and all suits, claims, demands, liabilities, expenses and/or losses, including without limitation reasonable attorney's fees (collectively, "Losses") resulting from any Third-Party claim, demand, suit, action or proceeding (each, a "Third-Party Claim") arising out of (i) OSI's material breach of this Manufacturing Agreement; or (ii) the possession, storage, use, transport, disposal, promotion, sale, offering for sale, importation or commercialization of any Product by any OSI Indemnitee (as defined below) or OSI's licensee, distributor or corporate partner for any Product; provided, however, that OSI's obligation to Indemnify the Gilead Indemnitees pursuant to this Section 13.1 shall not apply to the extent of any Losses (i) for which Gilead is obligated to Indemnify the OSI Indemnitees pursuant to Section 13.2, or (ii) attributable to the negligence, recklessness or willful misconduct of Gilead.

         13.2     GILEAD INDEMNIFICATION.

                  Gilead shall Indemnify OSI and its Affiliates, agents, directors, officers and employees, (together with OSI, the "OSI Indemnitees") against all Losses to the extent resulting from any Third-Party Claim arising out of (i) Gilead's material breach of this Agreement, or (ii) the presence of a Manufacturing Defect in a quantity of Product at the time of delivery FCA hereunder; provided, however, that Gilead's obligation to Indemnify the OSI Indemnitees pursuant to this Section 13.2 shall not apply to the extent of any Losses (i) for which OSI is obligated to Indemnify the Gilead Indemnitees pursuant to Section 13.1, or (ii) attributable to the negligence, recklessness or willful misconduct of OSI.

         13.3     PROCEDURE.

                  If either Party is seeking indemnification under Section 13.1 or 13.2, it shall inform the indemnifying Party of the Third-Party Claim giving rise to the obligation to Indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim. The indemnifying Party shall have the right to assume the defense of any such Third-Party Claim for which it is obligated to indemnify the indemnified Party under Section 13.1 or 13.2. The indemnified Party shall cooperate with the indemnifying Party (and its insurer) as the indemnifying Party may reasonably request, and at the indemnifying Party's sole cost and expense. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. Neither Party shall have any obligation to Indemnify the other Party in connection with any settlement made without the indemnifying Party's written consent, provided that the indemnifying Party does not unreasonably withhold or delay any such written consent. If the Parties cannot agree as to the application of Sections 13.1 or 13.2 to any Third-Party Claim, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other in accordance with
Section 13.1 or 13.2 upon resolution of the underlying claim.

         13.4     INSURANCE.

                  Each Party shall procure and maintain insurance or self-insurance, including without limitation product liability insurance in the case of OSI, adequate to cover its obligations hereunder and pursuant to the License Agreement between the Parties dated as of the Closing Date (which is an Ancillary Agreement), and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested with human subjects or commercially distributed or sold by OSI. It is understood that such insurance shall not be construed to create a limit of either Party's liability with respect to its indemnification obligations under this Article 13. Each Party shall provide the other with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

         13.5     LIMITATION OF LIABILITY.

                  EXCEPT AS EXPRESSLY PROVIDED IN THIS MANUFACTURING AGREEMENT, INCLUDING WITHOUT LIMITATION IN THIS ARTICLE 13, AND EXCEPT FOR INFRINGEMENT BY EITHER PARTY OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF THE OTHER PARTY PURSUANT TO THIS MANUFACTURING AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. IT IS EXPRESSLY UNDERSTOOD THAT THE OBLIGATION OF EITHER PARTY UNDER ARTICLE 13 OF THIS MANUFACTURING AGREEMENT TO INDEMNIFY FOR AMOUNTS THAT THE OTHER PARTY ACTUALLY PAYS TO A THIRD PARTY SHALL NOT BE LIMITED BY THIS SECTION 13.5.

                                   ARTICLE 14

                                 CONFIDENTIALITY

         14.1     TREATMENT OF CONFIDENTIAL INFORMATION.

                  The Parties agree that during the Term, and for a period of five (5) years after this Manufacturing Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain such Confidential Information in confidence);
(ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except for disclosures made in confidence to any Third Party pursuant to a plan approved by a Development Team or to its licensees or sublicensees for the Product to which the Confidential Information relates who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 14; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Manufacturing Agreement.

         14.2     AUTHORIZED DISCLOSURE.

                  Notwithstanding any other provision of this Manufacturing Agreement, each Party may disclose Confidential Information of the other Party:

                  (a) to the extent and to the persons and entities required by an applicable governmental law, rule or regulation or court order; provided, however, that the Party required to disclose Confidential Information shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party;

                  (b) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers or any other securities exchange; or

                  (c) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Manufacturing Agreement, but only to the extent that any such disclosure is necessary. In particular, the Parties acknowledge that OSI and/or Gilead may be obligated to file a copy of this Manufacturing Agreement with the U.S. Securities and Exchange Commission with one of its quarterly reports on Form 10-Q, annual reports on Form 10-K or current reports on Form 8-K or with any registration statement filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended. In the event of any such filing, the Parties agree to cooperate and work together to request confidential treatment pursuant to, and in accordance with, the rules and regulations of the SEC.

         14.3     PUBLICITY.

                  The Parties agree that the joint public announcement of the execution of this Manufacturing Agreement shall be substantially in the form of the press release agreed and released by the Parties pursuant to the Asset Purchase Agreement. Any other publication, news release or other public announcement relating to this Manufacturing Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld.

         14.4     RETURN OF CONFIDENTIAL INFORMATION.

                  Promptly after the expiration or termination of this Manufacturing Agreement for any reason with respect to any Product, the Parties shall return to each other all tangible manifestations of each other's Confidential Information relating to such Product (or if this Manufacturing Agreement expires or terminates with respect to all Products for any reason, all Confidential Information) at that time in the possession of either Party, or, with the written permission of the other Party, destroy such items; provided that each Party may retain one (1) tangible manifestation of the other Party's Confidential Information in its legal department for archival purposes.

                                   ARTICLE 15

                              TERM AND TERMINATION

         15.1     TERM.

                  The term of this Manufacturing Agreement shall commence on the Closing Date and shall, unless earlier terminated in accordance with this
Article 15 or otherwise mutually agreed in writing by the Parties, automatically expire on a Product-by-Product basis with respect to each Product when Gilead has fulfilled its technology transfer obligations in accordance with Article 10 for such Product, and is no longer required pursuant to such Article to supply quantities of such Product to OSI.

         15.2     TERMINATION FOR BREACH.

                  (a) Notice. If either Party believes that the other is in material breach of this Manufacturing Agreement with respect to one or more Products, then the Party holding such belief (the "Non-breaching Party") may deliver notice of such breach to the other Party (the "Notified Party"). Supply Failures shall not be deemed to be material breaches of this Manufacturing Agreement, but instead shall be treated as set forth in Article 10. The Notified Party shall have ninety (90) days to either cure such breach or, if cure cannot be reasonably effected within such ninety (90) day period, to deliver to the Non-breaching Party an objectively reasonable plan to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing. Following delivery of such plan, the notified Party shall use commercially reasonable efforts to carry out the plan and cure the breach. Notwithstanding the foregoing, if the material breach is a failure to pay an amount when due hereunder, then the cure period shall be thirty (30) days, and the breaching Party shall not have the opportunity to present a plan to cure such breach and cure such breach beyond such thirty (30) day cure period.

                  (b) Failure to Cure. If the Notified Party fails to cure such breach as provided for in Section 15.2(a), the Non-breaching Party may terminate this Manufacturing Agreement either in its entirety or with respect to one or more Products upon written notice to the Notified Party.

                  (c) Disputes. If a Party gives notice of termination under this Section 15.2 and the other Party disputes whether such termination is proper, then the issue of whether this Manufacturing Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 15.2(b)) shall be resolved in accordance with Article 16. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective ninety (90) days following the date of the notice of termination; provided, however, that if the breach is a failure to pay an amount when due hereunder, and the reason for the non-payment is a good-faith dispute as to whether the payment not made is due hereunder, then the Non-breaching Party shall not be entitled to terminate this Manufacturing Agreement for reason of such non-payment until fifteen (15) days after the dispute as to whether payment was due is resolved in the Non-breaching Party's favor, if the Notified Party has not by that time paid such amounts, together with any interest due pursuant to Section 9.10 in relation to such amounts. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Manufacturing Agreement shall remain in effect.

         15.3     EFFECT OF TERMINATION.

                  The expiration or termination of this Manufacturing Agreement shall not relieve Gilead from its obligation to deliver any Product ordered pursuant to a Purchase Order received and accepted by Gilead prior to the effective date of such expiration or termination, nor shall expiration or termination of this Manufacturing Agreement relieve OSI from accepting and, upon acceptance, paying for any such Product. Expiration or termination of this Manufacturing Agreement shall not relieve either Party of any liability having accrued hereunder prior to the effective date of such expiration or termination.

         15.4     SURVIVAL.

                  Sections 4.6, 8.7, 9.7, 9.10, 9.12, 10.6, 10.7 and 10.14 and
Articles 11, 13, 14, 15, 16, and 17 shall survive any expiration or termination of this Manufacturing Agreement, subject to any later termination dates for particular obligations that are set forth in such Sections and Articles.

         15.5     EXCLUDED REMEDIES.

                  Rescission of the Asset Purchase Agreement or any Ancillary Agreement (other than this Manufacturing Agreement), or a refund of consideration paid to Gilead under any such agreement, are explicitly excluded from available remedies under this Manufacturing Agreement, and shall not be available under or awarded on the basis of this Manufacturing Agreement.

         15.6     ADDITIONAL TERMINATION RIGHTS.

                  Gilead shall have the right to terminate this Manufacturing Agreement with respect to particular Liposomal Products as set forth in Sections 10.8(d), 10.11 and 10.12.

                                   ARTICLE 16

                               DISPUTE RESOLUTION

         16.1     DISPUTES.

                  The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Manufacturing Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Manufacturing Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section
16.1 if and when a dispute arises under this Manufacturing Agreement. All disputes arising under this Manufacturing Agreement shall be discussed first by the applicable Development Team or Development Teams for the Product or Products to which the dispute relates. If the Development Team or Development Teams are unable to resolve any dispute within thirty (30) days after such dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to a senior executive officer of each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. (If the dispute arose among Development Team members, then the referral to the Parties' senior executive officers may occur immediately.)

                  If the designated officers are not able to resolve such dispute within such thirty (30) day period, either Party may at any time thereafter pursue any legal or equitable remedy available to it; provided, however, that at the written request of either Party, any CMC Issue as to which the Parties have been unable to resolve their dispute within such time period shall be referred to a panel of Industry Experts for resolution pursuant to
Section 16.4.

         16.2     GOVERNING LAW; JUDICIAL RESOLUTION.

                  Resolution of all disputes arising out of or related to this Manufacturing Agreement or the performance, enforcement, breach or termination of this Manufacturing Agreement and any remedies relating thereto, shall be resolved consistent with Sections 17.3 and 17.4.

         16.3     PATENT AND TRADEMARK DISPUTE RESOLUTION.

                  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

         16.4     INDUSTRY EXPERT PANEL RESOLUTION OF CERTAIN ISSUES.

                  (a) GENERAL. Within thirty (30) days after a Party proposes to submit a CMC Issue, or an issue designated to be resolved by a panel of Industry Experts, for resolution by a panel of industry experts (as is specifically permitted pursuant to Section 16.1), each Party shall appoint one (1) individual having at least ten (10) years of significant management level experience in the pharmaceutical manufacturing industry (each, an "Industry Expert"). Neither of such two (2) Industry Experts appointed by the Parties may be affiliated directly or indirectly with either Party or with either Party's Affiliates, sublicensees or business partners, and neither of such two (2) Industry Experts may have any direct or indirect interest of any kind in the resolution of the issue to be submitted by the Parties for resolution. Within ten (10) days after expiration of such thirty (30) day period, the two (2) Industry Experts chosen by the Parties shall select a third Industry Expert to join the panel and determine the issue(s) presented by the Parties. Such third (3rd) Industry Expert must meet all of the eligibility criteria set forth above in this Section 16.4 that are applicable to the other two (2) Industry Experts. Each Party shall submit written materials to the other Party and to the Industry Experts relating to the matters in issue within sixty (60) days after the selection of the third (3rd) Industry Expert, up to a maximum number of pages specified by the Industry Experts. Each Party shall then have fifteen (15) days to submit a written rebuttal to the other Party's materials to the other Party and to the Industry Experts, up to a maximum number of pages specified by the Industry Experts. The panel of Industry Experts shall decide each issue presented to them within ninety (90) days after they receive all such written materials from each Party. The panel shall have the discretion to interview the Parties' officers and employees to obtain further information relating to the matters in issue and to hear oral argument. Each Party shall cooperate with the panel and facilitate its efforts. The panel's determination shall be dispositive of all issues presented to it and such determination shall be given retroactive effect. Until such determination is delivered to the Parties, the Parties shall continue to perform their obligations under this Manufacturing Agreement in good faith and make any applicable payments accordingly. The Parties shall bear all expenses incurred pursuant to this Section 16.4 equally.

                  (b) ADDITIONAL PROCEDURAL PROTECTIONS. Any proceedings before an Industry Expert (or panel thereof) shall be deemed to be the Confidential Information of both Parties; provided, however, that the decision of any Industry Expert shall be enforceable by either Party in a court of competent jurisdiction consistent with Sections 17.3 and 17.4. Neither Party shall initiate any ex parte communication with any Industry Expert; provided, however that the Industry Experts would conduct any discussions or interviews during which CMC Information would be disclosed solely in the presence of Gilead and/or its counsel present, and solely to the extent reasonably necessary to protect such CMC Information from being disclosed to OSI and its counsel. The Industry Experts shall issue their decision in writing and set forth the basis of their decision in writing. The Industry Experts shall make their decision by majority vote. Each Party shall have the right to have counsel present during all of its interactions with any Industry Expert. There shall be a written transcript of all proceedings involving the Industry Experts; provided that OSI shall only be able to access redacted copies of any CMC Information contained in such transcripts. The Industry Experts shall designate a prevailing Party and shall award the costs of the Industry Expert proceedings to such Party.

         16.5     EXCLUDED REMEDIES.

                  Certain remedies shall be excluded under this Manufacturing Agreement, as set forth in Section 15.5.

                                   ARTICLE 17

                                  MISCELLANEOUS

         17.1     NO REPRESENTATIONS.

                  The Parties acknowledge that, except as expressly set forth in Sections 2 and 3 of the Asset Purchase Agreement and in the other Ancillary Agreements, neither Party has made or is making any representations or warranties whatsoever to the other, implied or otherwise.

         17.2     KNOWLEDGE.

                  Neither Party shall be deemed to have breached any representation or warranty that is made to such Party's "knowledge" unless an officer of such Party with the rank of Vice President or above has actual knowledge, as of the date of this Manufacturing Agreement, that such representation or warranty is materially inaccurate.

         17.3     GOVERNING LAW.

                  This Manufacturing Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflicts of law), subject to Section 16.3.

         17.4     VENUE AND JURISDICTION.

                  If any legal proceeding or other legal action relating to this Manufacturing Agreement is brought or otherwise initiated, the venue therefor will be in the State of Colorado, which will be deemed to be a convenient forum. Each Party hereby expressly and irrevocably consents and submits to the jurisdiction of the state and federal courts in the State of Colorado.

         17.5     NOTICES.

                  Any notice or other communication required or permitted to be delivered to either Party under this Manufacturing Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party):

         if to OSI:

                  OSI Pharmaceuticals, Inc.
                  58 South Service Road
                  Melville, New York 11747
                  Attention:  Barbara Wood, General Counsel
                  Facsimile:  (631) 962-2021

         with a copy to:

                  Mintz Levin Cohn Ferris Glovsky & Popeo, PC
                  666 Third Avenue
                  New York, New York 10017
                  Attention:  Joel Papernik
                  Facsimile:  (212) 983-3115

         if to Gilead:

                  Gilead Sciences, Inc.
                  650 Cliffside Drive
                  San Dimas, CA  91773
                  Fax:  (909) 599-1875
                  Attention:  Vice President, Manufacturing

         With a copy to:

                  Gilead Sciences, Inc.
                  333 Lakeside Drive
                  Foster City, CA 94404
                  Attention:  Vice President and General Counsel
                  Facsimile:  (650) 522-5537

         17.6     ASSIGNMENT.

                  (a) EITHER PARTY. Except as set forth in Sections 17.6(b) or (c), neither Party may assign or transfer this Manufacturing Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party to which this Manufacturing Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.

                  (b) GILEAD. Gilead may assign this Manufacturing Agreement with or without OSI's consent to any acquirer of the manufacturing facilities used to manufacture Products hereunder, and substantially all of Gilead's business conducted therein.

                  (c) OSI. OSI may assign this Manufacturing Agreement with respect to any Product, to its licensee or bona fide corporate partner for such Product.

                  (d) SUCCESSORS. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.6 shall be null and void and of no legal effect.

         17.7     PARTIES IN INTEREST.

                  Nothing in this Manufacturing Agreement is intended to provide any rights or remedies to any employee of either Party or to any Affiliate or Third Party.

         17.8     SEVERABILITY.

                  In the event that any provision of this Manufacturing Agreement, or the application of such provision to any Person (as defined in the Asset Purchase Agreement) or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

         17.9     ENTIRE AGREEMENT.

                  This Manufacturing Agreement, along with the Asset Purchase Agreement, the Confidentiality Agreements, the Assumption Agreement, and the other Ancillary Agreements set forth the entire understanding of the Parties and supersede all other agreements and understandings between the Parties relating to the subject matter hereof and thereof.

         17.10    ORDER OF PRECEDENCE.

                  If any information that is Confidential Information under this Manufacturing Agreement was also subject to the Confidentiality Agreements, then, from and after the Effective Date, such information will be governed solely by this Manufacturing Agreement and will no longer be subject to the Confidentiality Agreements. If any information that is Confidential Information under this Manufacturing Agreement is believed by either of the Parties to be Confidential Information under any other Ancillary Agreement, then the Parties' rights and obligations with respect to such information shall be governed by this Manufacturing Agreement.

         17.11    WAIVER.

                  No failure on the part of either Party to exercise any power, right, privilege or remedy under this Manufacturing Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Manufacturing Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         17.12    AMENDMENTS.

                  This Manufacturing Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

         17.13    COUNTERPARTS.

                  This Manufacturing Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

         17.14    INTERPRETATION OF AGREEMENT.

                  (a) Each Party acknowledges that it has participated in the drafting of this Manufacturing Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Manufacturing Agreement.

                  (b) Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

                  (c) As used in this Manufacturing Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

                  (d) Unless the context otherwise requires, references in this Manufacturing Agreement to "Sections" and "Appendices" are intended to refer to Sections of and Appendices to this Manufacturing Agreement.

                  (e) The table of contents of this Manufacturing Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Manufacturing Agreement and will not be referred to in connection with the construction or interpretation of this Manufacturing Agreement.

         17.15    MAINTENANCE OF RECORDS.

                  Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

         17.16    PERFORMANCE BY AFFILIATES.

                  Each of Gilead and OSI acknowledge that obligations under this Manufacturing Agreement may be performed by Affiliates of Gilead and OSI. Each of Gilead and OSI guarantee performance of this Manufacturing Agreement by its Affiliates. Wherever in this Manufacturing Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities may not make decisions inconsistent with this Manufacturing Agreement, amend the terms of this Manufacturing Agreement or act contrary to its terms in any way.

         17.17    FORCE MAJEURE.

                  Both Parties shall be excused from the performance of their obligations under this Manufacturing Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Manufacturing Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, a terrorist act, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

         17.18    FURTHER ASSURANCES; COVENANT TO COOPERATE.

                  Each of the Parties shall, at any time during the first year of the Term and to the extent requested by the other Party, execute and deliver any and all documents and instruments, and take any other actions, in each case that are reasonably necessary to consummate and make effective the transactions contemplated in this Manufacturing Agreement. Notwithstanding anything express or implied to the contrary in the foregoing sentence, neither Party shall be required, by the operation of such sentence, to execute and deliver any document, or to take any action, that this Manufacturing Agreement explicitly states is not required, or to take or continue any action in excess of a limit explicitly stated in this Manufacturing Agreement.

         The Parties have caused this Manufacturing Agreement to be executed as of December 21, 2001.

                                             GILEAD SCIENCES, INC.

                                             By:      /s/ Mark L. Perry.
                                                ------------------------------


                                             OSI PHARMACEUTICALS, INC.

                                             By:      /s/ Geoffrey Cooper
                                                ------------------------------

                                   APPENDIX A

                                 SPECIFICATIONS


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         request.

                                   APPENDIX B


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**       This portion has been redacted pursuant to a confidential treatment request.

                                   APPENDIX C


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**       This portion has been redacted pursuant to a confidential treatment request.

                                   APPENDIX D


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**       This portion has been redacted pursuant to a confidential treatment request.